Exhibit 2.1
Execution Version
DISTRIBUTION AGREEMENT
BY AND BETWEEN
HEXAGON AB
and
OCTAVE INTELLIGENCE PLC
May 22, 2026

DISTRIBUTION AGREEMENT
This DISTRIBUTION AGREEMENT, dated as of May 22, 2026 (this “Agreement”), is by and between Hexagon AB, a Swedish corporation (“Parent”), and Octave Intelligence plc, an Irish public limited company (“Spinco”). Capitalized terms that are used but not otherwise defined in the recitals shall have the respective meanings ascribed to such terms in Section 1.1.
WITNESSETH:
WHEREAS, Parent, acting through itself and its direct and indirect Subsidiaries, currently conducts the Spinco Business;
WHEREAS, Spinco is a wholly-owned, direct Subsidiary of Parent;
WHEREAS, Parent intends to separate the Spinco Business from the Parent Business and to cause the Spinco Assets, including the Equity Interests of each Directly Transferred Entity and excluding any Excluded Assets, to be transferred to Spinco and to cause the Spinco Liabilities to be assumed by Spinco, upon the terms and subject to the conditions set forth in this Agreement (such transfer, the “Contribution”);
WHEREAS, Parent intends to make a distribution to holders of record of Parent’s Class A Shares and Class B Shares, respectively (the “Parent Shares”), as of May 22, 2026 (the “Record Date”) of its entire interest in Spinco. There shall be an allotment of A Ordinary Shares, par value $0.01 per share, in Spinco (“Spinco Class A Ordinary Shares”) and B Ordinary Shares, par value $0.01 per share, in Spinco (“Spinco Class B Ordinary Shares”) (together, the “Spinco Shares”) to Parent, but Spinco has not yet so issued those shares. The interest in the Spinco Shares will be distributed to holders of record of Parent Shares as of the Record Date at the direction of Parent and each such holder will receive one (1) Spinco Class A Ordinary Share for every ten (10) Parent Class A Shares held on the Record Date and one (1) Spinco Class B Ordinary Share for every ten (10) Parent Class B Shares held on the Record Date (the “Distribution”);
WHEREAS, the Spinco Shares will be delivered to holders of record, other than holders of Spinco Class A Ordinary Shares and affiliates of Parent, in the form of Swedish Depository Receipts (“Spinco SDRs”) issued by Skandinaviska Enskilda Banken AB, as custodian bank for the Spinco SDRs (“Custodian Bank”), with each Spinco SDR representing one underlying Spinco Class B Ordinary Share;
WHEREAS, the Spinco Shares to be received by affiliates of Parent and holders of Spinco Class A Ordinary Shares will be recorded in book-entry form with Spinco’s transfer agent, Computershare Trust Company, N.A.;
WHEREAS, Parent and Spinco intend the Distribution and Contribution to qualify for the Tax-Free Status;
WHEREAS, Parent expects to receive the Tax Opinion in connection with the transactions contemplated hereby;
WHEREAS, Parent expects to receive a written confirmation from the Swedish Tax Agency (Sw. Skatteverket) that the Distribution, together with certain related transactions, qualifies as a transaction that is generally tax exempt for Swedish tax purposes under the so-called Lex-ASEA rule in the Swedish Income Tax Act and under the conditions described in the application for written confirmation;
WHEREAS, the Parties have provided for and agreed upon the allocation between the Parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and other matters relating to Taxes, in the Tax Disaffiliation Agreement;
WHEREAS, the Parent Board and the Spinco Board have approved this Agreement and the transactions contemplated hereby and thereby, including the Reorganization, Contribution and the Distribution, subject to such further action of the Parent Board as may be required to establish the Record Date and the Distribution Date and to declare the Distribution (the effectiveness of which will be subject to the satisfaction or permitted waiver of the conditions set forth in this Agreement);

WHEREAS, the holders of Parent Shares have approved the Distribution; and
WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Reorganization, the Contribution and the Distribution and certain other agreements that will govern certain matters relating to the Reorganization, the Contribution, the Distribution and the ongoing relationship of Parent, Spinco and their respective Subsidiaries.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
(1) “Action” means any claim, action, suit, litigation, arbitration, mediation, inquiry, investigation or other proceeding.
(2) “Affiliate” means, with respect to any Person (and at a point in time or with respect to a period of time), any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, through one or more intermediaries or otherwise. As used herein, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, from and after the Distribution Time, for purposes of this Agreement and the other Transaction Documents, no member of the Spinco Group shall be deemed to be an Affiliate of any member of the Parent Group, and no member of the Parent Group shall be deemed to be an Affiliate of any member of the Spinco Group.
(3) “Approvals or Notifications” means any Consents or Permits to be obtained from, or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.
(4) “Assets” means, with respect to any Person, any and all of such Person’s right, title and ownership interest in and to all properties, assets, rights, claims, Contracts and businesses of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, and wherever located (including in the possession of vendors or other third parties or otherwise), in each case, whether or not recorded or required to be recorded, or reflected on, the Books and Records or financial statements of such Person, including the following: (a) all rights existing under all Contracts, including all Government Contracts; (b) the leasehold interest in all leased real properties and all leasehold improvements and all leased machinery, equipment, fixtures, trade fixtures and furniture; (c) all Tangible and Personal Property; (d) all Inventory; (e) all Intellectual Property; (f) all IT Assets; (g) all claims, causes of action, rights of recovery and rights of set-off of any kind; (h) all Books and Records; (i) all goodwill as a going concern; (j) all permits, approvals, authorizations, registrations, consents, licenses or certificates issued by any Governmental Authority (collectively, “Permits”); (k) all Equity Interests of any other Person, all bonds, notes, debentures or other securities issued by any other Person, all loans, advances or other extensions of credit or capital contributions to any other Person and all other investments in securities of any other Person; and (l) all cash or cash equivalents, certificates of deposit, banker’s acceptances and other investment securities of any form or maturity and all bank accounts, lock boxes and other deposit arrangements and all brokerage accounts.
(5) “Books and Records” means all written files, documents, papers, books of account, reports, records, plans, ledgers, studies, surveys, financial and accounting records and other similar documents (whether or not in electronic form), including (a) the data contained in any enterprise resource planning system, quality management system or complaint system; (b) customer files, lists (including customer prospect lists) and purchasing histories; (c) vendor files, lists and purchase histories; (d) advertising and marketing materials; (e) sales materials, cost information, and sales and pricing data; (f) operating, production and other manuals; and (g) quality records and reports.
(6) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions are authorized or obligated by Law to be closed in Stockholm, Sweden; Dublin, Ireland or New York, New York, United States.
(7) “Code” means the Internal Revenue Code of 1986, as amended.
(8) “Consent” means any consent, clearance, expiration or termination of a waiting period, approval, exemption, waiver, authorization, filing, registration or notification.
(9) “Contract” means any binding contract, agreement, understanding, arrangement, loan or credit agreement, note, bond, indenture, lease, warranty, accepted purchase order with outstanding performance obligations at the applicable time of determination, sublicense or license or other instrument.
(10) “Contribution” has the meaning set forth in the recitals.
(11) “Corporate Business Purposes” has the meaning in the Tax Disaffiliation Agreement.
(12) “Custodian Bank” has the meaning set forth in the recitals.
(13) “Directly Transferred Entity” means Hexagon Intergraph AB, Octave Intelligence Finance Limited, Intergraph Corporation and Hexagon Technology Center GmbH, including any of their Subsidiaries.
(14) “Disclosure Documents” means (a) the Form 10 or any other registration statement to be filed by Spinco with the SEC to effect the registration of the Spinco Class B Ordinary Shares in connection with the Distribution, and also includes any amendment or supplement thereto, (b) the prospectus to be filed by Spinco with the SFSA and approved by the SFSA as the competent authority under the Prospectus Regulation (EU) 2017/1129, and (c) any information statement, current or periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority in connection with the Distribution and transactions contemplated hereby; in each case, which describes the Reorganization or the Spinco Group or primarily relates to the transactions contemplated hereby.
(15) “Distribution Agent” means Computershare Trust Company, N.A. as transfer, distribution agent and registrar for Spinco Shares.
(16) “Distribution Date” means the date on which (through the Distribution) the Spinco Shares are issued to the holders of Parent Shares.
(17) “Distribution Time” means the time at which the Distribution occurs on the Distribution Date, which for accounting purposes shall be deemed to be 1:30 p.m., Stockholm time, unless another time is selected by the Parties.
(18) “Employee Matters Agreement” means the Employee Matters Agreement dated as of the date hereof between Parent and Spinco.
(19) “Environmental Law” means any Law relating to pollution or the protection of the environment, human health and safety (as it relates to Hazardous Substances) or natural resources, including as such Law relates to the use, handling, transportation, treatment, storage, disposal, Release or discharge of any toxic or hazardous substance, material or waste.
(20) “Environmental Liabilities” means all Liabilities (including all removal, remediation, cleanup or monitoring costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other final determination of Liability and indemnity, contribution or similar obligations and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith) to the extent relating to, arising out of or resulting from any (a) actual or alleged (i) compliance or noncompliance with any Environmental Law or any Permit issued thereunder, (ii) generation, use, storage, manufacture, processing, recycling, labeling, handling, possession, management, treatment, transportation, distribution, emission, discharge or disposal of any Hazardous Substance, or (iii) presence, Release or threatened Release of, or exposure to, any Hazardous Substance or any related Remedial Action required pursuant to any Environmental Laws or (b) contract, agreement, or other consensual arrangement pursuant to which Liability is assumed or imposed with respect to any of the foregoing in clauses (a)(i) through (a)(iii).
(21) “Equity Interests” means: (a) the shares of capital stock of a corporation; (b) the general or limited partnership interests of any partnership; (c) the membership or other ownership interest of any limited liability company; (d) the equity securities or other ownership interests of any kind of any other legal entity; or (e) any option, warrant or other right to convert into or otherwise receive any of the foregoing or any other Contract or obligation pursuant to which such Person is or may become obligated to issue, sell or return any of the foregoing, in any such case of any of clauses (a) through (e) of this definition, whether owned or held beneficially, of record or legally.
(22) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.
(23) “Existing Spinco Shares” means the issued share capital of Spinco immediately prior to the Distribution Time, being the 101 deferred shares of EUR€1.00 each in the capital of Spinco held by Parent.
(24) “Force Majeure” means, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, labor unrest, epidemics, pandemics, nuclear incidents, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources.
(25) “Form 10” means the registration statement on Form 10 (or such other registration statement as may be mutually agreed by the parties) filed by Spinco with the SEC to effect the registration of Spinco Class B Ordinary Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.
(26) “Government Contract” means (a) with respect to Parent, and with respect to Spinco prior to the Distribution Time, any Contract between Parent (or any Subsidiary thereof, including any Spinco Entity), on the one hand, and (i) the U.S. federal government or other Governmental Authority, (ii) any prime contractor to the U.S. federal government or other Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any Contract described in clause (i) or clause (ii) above, on the other hand, in the cases of each of clauses (i) through (iii), relating to the operation of the Spinco Business, and (b) with respect to Spinco on or following the Distribution Time, any Contract between Spinco (or any Subsidiary thereof), on the one hand, and (i) the U.S. federal government or other Governmental Authority, (ii) any prime contractor to the U.S. federal government or other Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any Contract described in clause (i) or clause (ii) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.
(27) “Governmental Authority” means any federal, state, local, transnational, supranational or foreign government, any Person exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government or Law, including any regulatory, self-regulatory or quasi-regulatory authority, agency, commission, body, department or other instrumentality, and any court, arbitral body or tribunal of competent jurisdiction.
(28) “Group” means the Parent Group or the Spinco Group, as the context requires.
(29) “Hazardous Substances” means any toxic, reactive, corrosive, ignitable or flammable chemical or chemical compound, or hazardous or toxic substance, material or waste, or any pollutant or contaminant, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Law, including petroleum (including crude oil or any fraction thereof and any petroleum product), radon, asbestos, radioactive materials, per- and polyfluoroalkyl substances and polychlorinated biphenyls.

(30) “Insurance Policies” means insurance policies and insurance Contracts of any kind, including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.
(31) “Insurance Proceeds” means those monies actually (a) received by an insured from an insurance carrier, (b) paid by an insurance carrier on behalf of the insured or (c) received (including by way of setoff) from any third Person in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively-rated premium adjustments) and net of any costs or expenses, including Taxes, incurred in connection with the receipt thereof, but, with respect to Article VI. excluding proceeds from any self-insurance, captive insurance, fronting arrangement or program, or similar program.
(32) “Intellectual Property” means all intellectual property and other similar proprietary rights anywhere in the world, whether registered or unregistered, including in or to: (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (b) domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services (“Internet Properties”); (c) patents and patent applications, including divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, utility models, priority applications, re-issues and re-examinations (collectively, “Patents”); (d) confidential and proprietary trade secrets and know-how, including any of the following that are confidential and proprietary product designs, methods, processes, inventions, invention disclosures, research and development and testing information, formulas, technical information, customer lists, customer information and marketing materials (collectively, “Trade Secrets”); and (e) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto (including rights in Software or databases as a work of authorship), and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”), including, in each case, all rights to sue and collect damages or remedies for past, present, and future infringement, misappropriation, or other violation thereof.
(33) “Intercompany Accounts” has the meaning set forth in Section 2.6(a).
(34) “Intercompany Contracts” has the meaning set forth in Section 2.6(a).
(35) “Intercompany Contracts and Accounts” has the meaning set forth in Section 2.6(a).
(36) “Inventory” means all raw materials, parts, supplies, goods, materials, works-in-process, finished goods, inventory, packaging and stock in trade.
(37) “IT Assets” means all systems, networks, Software and hardware, including computers, servers, workstations, tablets, phones, servers, blades, peripheral devices, data centers, and equipment and infrastructure related to the foregoing.
(38) “Law” means, with respect to any Person, any law, statute, code, ordinance, order, decree, award, directive, judgment, ruling, rule, regulation or similar requirement issued, promulgated, enforced or enacted by or under the authority of a Governmental Authority that is binding upon or applicable to such Person.
(39) “Liabilities” means any liability, debt, guarantee, assurance, commitment, cost, expense, interest, or obligation of any kind and however arising (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, reserved or unreserved, determined or determinable, whether liquidated or unliquidated, whether direct or indirect, and whether due or to become due).
(40) “Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, exclusive license, purchase option, right of first offer or refusal, security interest or other lien of any kind.
(41) “Losses” means any and all Liabilities, claims, losses, damages, costs, expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses).

(42) “Nasdaq New York” means The Nasdaq Stock Market LLC, operator of the Nasdaq Global Select Market.
(43) “Nasdaq Stockholm” means Nasdaq Stockholm AB.
(44) “Other Intellectual Property” means all rights, title or interest in, under or in respect of: (a) Copyrights and (b) Trade Secrets; provided that Other Intellectual Property shall exclude all such rights, title or interest in, under or in respect of any Software.
(45) “Order” means any outstanding order, judgment, writ, injunction, stipulation, award or decree issued by any Governmental Authority.
(46) “Overhead and Shared Services” means the ancillary, proprietary or corporate shared services or processes that are provided to, or used in, both the Spinco Business and the Parent Business.
(47) “Parent Board” means the board of directors of Parent.
(48) “Parent Business” means the businesses and operations conducted by any member of the Parent Group that are not included in the Spinco Business.
(49) “Parent Business Records” means the Books and Records (a) to the extent related to the Parent Business and in the possession or control of Spinco and its Subsidiaries and (b) reasonably separable from the Books and Records relating to any other business of Spinco or its Subsidiaries without imposing an unreasonable cost or burden on Spinco or any of its Subsidiaries; provided that, “Parent Business Records” shall be subject to Section 4.5 and shall not include (w) any Books and Records to the extent related to any Spinco Liabilities, Spinco Assets (including any Shared Contract (or portion thereof) constituting a Spinco Contract) or any Overhead and Shared Services; (x) any corporate seals, minute books, stock books, laboratory notebooks, books of account or other records having to do with the corporate organization of Spinco or any of its Subsidiaries or relating to the process for the separation of the Parent Business to the extent not related to the Parent Group; or (y) any Intellectual Property.
(50) “Parent Group” means Parent and each Person (other than any member of the Spinco Group) that is a direct or indirect Subsidiary of Parent immediately after the Distribution Time, and each Person that becomes a Subsidiary of Parent after the Distribution Time (including as a result of transactions that occur following the Distribution Time in accordance with the Separation Step Plan).
(51) “Parent Marks” has the meaning given to the term in the Transition Services Agreement.
(52) “Party” means the Parent or Spinco, as appropriate, and “Parties” means the Parent and Spinco.
(53) “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or other organization or entity of any kind.
(54) “Record Date” means the close of business on the date determined by the Parent Board as the record date for the determination of holders of Parent Shares entitled to receive Spinco Shares in the Distribution.
(55) “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, between Spinco and Melker Schörling AB.
(56) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, migrating, depositing, escaping, leaching, disposing or dumping on, under, into or through the environment.
(57) “Remedial Action” means any and all actions to (a) investigate, clean up, remediate, remove, treat, monitor, contain or in any other way address any Hazardous Substance in the environment, (b) prevent the Release or threat of Release or minimize the further Release of a Hazardous Substance so it does not migrate or endanger public health or welfare or the environment, and (c) perform pre-remedial studies and investigations and post-remedial monitoring, maintenance and care in connection with any Hazardous Substance in the environment. The term “Remedial Action” includes any action that constitutes “removal,” “remedial action” or “response” as defined by Section 101 of CERCLA, 42 U.S.C. §§ 9601(23), (24) and (25); and a “corrective action” as defined in RCRA, 42 U.S.C. § 6901 et seq.
(58) “Reorganization” means the steps taken to effect the separation of the Spinco Business from the Parent Business, as set forth in this Agreement and the other applicable Transaction Documents, including the Separation Step Plan.
(59) “Schedules” means the schedules to this Agreement delivered by the Parent to Spinco on the date hereof and identified as such.
(60) “SEC” means the United States Securities and Exchange Commission.
(61) “Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.
(62) “SFSA” means the Swedish Financial Supervisory Authority (Sw. Finansinspektionen).
(63) “Shared Contracts” means the Contracts and other commitments, obligations or arrangements between Parent or any other member of the Parent Group, on the one hand, and one or more third parties, on the other hand, that, as of immediately prior to the Distribution Time, benefit both (a) the Spinco Business and (b) the Parent Business: provided that Shared Contracts shall not include any enterprise-wide Contracts, Contracts with respect to off-the-shelf Software, any Contract that provides for Overhead and Shared Services.
(64) “Software” means (a) software, firmware, computer programs and applications (whether in source code, object code or other form), (b) algorithms, models and methodologies, and any software implementations thereof, (c) databases related to the foregoing and (d) documentation, specifications, protocols, development tools and other technology used in supporting any of the foregoing categories.
(65) “Spinco Articles” means Spinco’s memorandum and articles of association adopted by way of shareholder resolution on or prior to the Distribution Date, in such form as may be reasonably determined by Spinco and Parent.
(66) “Spinco Board” means the board of directors of Spinco.
(67) “Spinco Business” means the business, operations, products, platforms, services and activities of (i) Parent’s Asset Lifecycle Intelligence business unit, (ii) Parent’s Safety, Infrastructure & Geospatial business unit, (iii) Parent’s ETQ business unit, (iv) Parent’s Projectmates business unit, and (v) Parent’s Bricsys business unit, all as conducted as of immediately prior to the Distribution by Parent and its Subsidiaries; provided that the “Spinco Business” shall not include, and the following shall not, directly or indirectly, be transferred to or assumed by any Spinco Entities in connection with the transactions contemplated by this Agreement and the other Transaction Documents: (a) any other business, operations, products, platforms, services and activities of Parent or its Subsidiaries and (b) any Overhead and Shared Services.
(68) “Spinco Business Records” means the Books and Records (a) to the extent related to the Spinco Business and in the possession or control of the Parent and its Subsidiaries and (b) reasonably separable from the Books and Records relating to any other business of the Parent or its Subsidiaries without imposing an unreasonable cost or burden on the Parent or any of its Subsidiaries; provided that, “Spinco Business Records” shall be subject to Section 4.5 and shall not include (w) any Books and Records to the extent related to any Excluded Liability, Excluded Asset (including any Shared Contract (or portion thereof) that is not a Spinco Contract) or any Overhead and Shared Services; (x) any corporate seals, minute books, stock books, laboratory notebooks, books of account or other records having to do with the corporate organization of the Parent or any of its Subsidiaries or relating to the process for the separation of the Spinco Business to the extent not related to the Spinco Group; or (y) any Intellectual Property.
(69) “Spinco Contract” means (a) any Contract (other than any Contract that is an Excluded Asset) to which Parent or any of its Subsidiaries is a party or to which any of the Spinco Assets is subject, in each case that primarily relates to or is primarily used in connection with or held for the benefit of the Spinco Business (in any event including the Spinco Financing

Agreements and the Spinco Real Property Leases), (b) to the extent assignable, the applicable portion of any non-disclosure and confidentiality agreements to which any Spinco Assets that are not Excluded Assets are subject and (c) the applicable portions of each Shared Contract.
(70) “Spinco Domains & Internet Properties” means the Internet Properties owned by Parent or any of its Subsidiaries as of the Distribution Time that are primarily used or held for use in the operation of the Spinco Business.
(71) “Spinco Entities” means Spinco and the Directly Transferred Entities and their Subsidiaries, after giving effect to (or assuming the effect of, as applicable) the Reorganization.
(72) “Spinco Financing” means Spinco’s senior unsecured credit facility consisting of (a) a five-year senior unsecured multi-currency revolving credit facility in an aggregate principal amount of up to $500 million and (b) a four-year senior unsecured term loan facility consisting of (i) a U.S. dollar-denominated term loan in an amount of up to $350 million and (ii) a euro-denominated term loan in an amount of up to €150 million.
(73) “Spinco Financing Agreements” means the Credit Agreement, dated April 27, 2026, by and between Parent, Spinco, the borrowers, borrowing subsidiaries and lenders named therein, and Bank of America, N.A., as administrative agent, and other related definitive agreements with respect to the Spinco Financing entered into by one or more members of the Spinco Group.
(74) “Spinco Group” means Spinco, the other Spinco Entities, each Subsidiary of Spinco immediately after the Distribution Time and each other Person that becomes a Subsidiary of Spinco after the Distribution Time (including as a result of any transactions that occur following the Distribution Time in accordance with the Separation Step Plan).
(75) “Spinco IT Assets” means all IT Assets primarily used or held for use in the operation of the Spinco Business.
(76) “Spinco Leased Real Property” means the real property leased by the Directly Transferred Entities and their Subsidiaries.
(77) “Spinco Owned Real Property” means the real property owned by the Directly Transferred Entities and their Subsidiaries.
(78) “Spinco Permits” means all Permits owned, held or licensed by Parent or any of its Subsidiaries or the Spinco Entities that are primarily related to the Spinco Business or the Spinco Assets: provided that any such Permits shall be deemed to be Excluded Assets to the extent that the transfer, assignment or conveyance of any such Permits in connection with the transactions contemplated by this Agreement is not permitted by applicable Law or the terms of such Permit.
(79) “Spinco Real Property Leases” means the leases related to Spinco Leased Real Property.
(80) “Spinco Software” means the tangible embodiments of the proprietary Software primarily used or held for use in the operation of the Spinco Business, in each case, excluding any Software or associated systems or services owned, controlled or provided by any Third Party.
(81) “Spinco Intellectual Property” means (a) the Patents set forth on Schedule 2.2(a); (b) the Trademarks set forth on Schedule 2.2(a); (c) the Copyrights and Trade Secrets owned by Parent or any of its Subsidiaries as of the Distribution Time in and to the Spinco Software; (d) the Other Intellectual Property owned by Parent or any of its Subsidiaries as of the Distribution Time that are primarily used or held for use in the operation of the Spinco Business and (e) the Spinco Domains & Internet Properties.
(82) “Subsidiary” means, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which such first Person directly or indirectly owns or controls all of the securities or other interests and having voting power to elect a majority of the board of directors or others performing similar functions; provided, that, from and after the Distribution Time, none of the Spinco Entities shall be considered a Subsidiary of the Parent Group.

(83) “Tangible and Personal Property” means all equipment, machinery, parts, spare parts, tools, lab assets or other tangible personal property; provided that Tangible and Personal Property does not include IT Assets or any Intellectual Property.
(84) “Tax” has the meaning set forth in the Tax Disaffiliation Agreement.
(85) “Tax Disaffiliation Agreement” means the Tax Disaffiliation Agreement dated as of the date hereof between Parent and Spinco.
(86) “Tax Opinion” has the meaning set forth in the Tax Disaffiliation Agreement.
(87) “Tax Opinion Representations” has the meaning set forth in the Tax Disaffiliation Agreement.
(88) “Tax Return” has the meaning set forth in the Tax Disaffiliation Agreement.
(89) “Tax-Free Status” has the meaning set forth in the Tax Disaffiliation Agreement.
(90) “Transaction Documents” means this Agreement, the Employee Matters Agreement, the Spinco Financing Agreements, the Tax Disaffiliation Agreement, the Transition Services Agreement, the Registration Rights Agreement and any other agreements between the Parties hereto or their respective Affiliates in connection with the transactions contemplated hereby, and including all annexes, exhibits, schedules, attachments and appendices thereto, and any certificate or other instrument delivered by any Party to other Party pursuant to this Agreement or any of the foregoing.
(91) “Transfer Documents” means the Pre-Distribution Transfer Documents and the Post-Distribution Transfer Documents.
(92) “Transfer Taxes” has the meaning set forth in the Tax Disaffiliation Agreement.
(93) “Transition Services Agreement” means the Transition Services Agreement dated as of the date hereof between Parent and Spinco.
(94) “Transition Support Termination” means the effective date of the termination or expiration of the Transition Services Agreement.
(95) “Sullivan & Cromwell” means Sullivan & Cromwell LLP.
Section 1.2 Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Definition	Location
Agreed Procedures	Section 4.1
Agreement	Preamble
Available Cash	Section 3.1(c)
Chosen Courts	Section 9.2
Copyrights	See definition of Intellectual Property, Section 1.1
Delayed Transferred Asset	Section 2.4(b)
Discharge	Section 3.4
Distribution	Recitals
Escalation Notice	Section 8.2(a)
Excluded Assets	Section 2.2(b)
Excluded Liabilities	Section 2.3(b)
Guarantees	Section 2.12(b)
Indemnified Party	Section 6.4(a)
Indemnifying Party	Section 6.4(a)
Indemnity Payment	Section 6.4(a)

Internet Properties	See definition of Intellectual Property, Section 1.1
Parent	Preamble
Parent Shares	Recitals
Parent Guarantees	Section 2.12(a)
Parent Indemnified Parties	Section 6.1
Parent Released Persons	Section 5.1(a)
Patents	See definition of Intellectual Property, Section 1.1
Permits	See definition of Assets, Section 1.1
Post-Distribution Spinco Transfer Documents	Section 2.4(a)
Pre-Distribution Transfer Documents	Section 2.l(b)
Separation Step Plan	Section 2.1(a)
Spinco	Preamble
Spinco Shares	Recitals
Spinco Entity Guarantees	Section 2.12(b)
Spinco Indemnification Obligations	Section 6.1
Spinco Indemnified Parties	Section 6.2
Spinco Liabilities	Section 2.3(a)
Spinco Prepaid Expenses	Section 2.2(a)(ix)
Spinco Released Persons	Section 5.1(b)
Spinco Tangible and Personal Property	Section 2.2(a)(v)
Third-Party Claim	Section 6.5(a)
Trade Secrets	See definition of Intellectual Property, Section 1.1
Trademarks	See definition of Intellectual Property, Section 1.1
Transaction Matters	Section 4.7(a)
Transaction Privileged Materials	Section 4.7(b)
ARTICLE II
THE REORGANIZATION
Section 2.1 Transfer of Assets and Assumption of Liabilities Prior to the Distribution.
(a) Subject to Section 2.4 and Section 2.5 and in accordance with the plan and structure set forth on Schedule 2.1 (such plan and structure, as it may be revised in accordance with Section 2.1(c), being referred to herein as the “Separation Step Plan”) and to the extent not previously effected pursuant to the steps of the Separation Step Plan that have been completed prior to the date of this Agreement, as promptly as practicable following the date of this Agreement:
(i) Spinco Assets. Parent hereby assigns, transfers and conveys to Spinco, and Spinco shall accept from Parent, all of Parent’s direct or indirect right, title and interest in and to the Spinco Assets (it being understood that if any Spinco Asset shall be held by a Directly Transferred Entity or a direct or indirect Subsidiary of a Directly Transferred Entity, such Spinco Asset shall be deemed assigned, transferred, conveyed and delivered to Spinco as a result of the transfer of all of the Equity Interests in such Directly Transferred Entity from Parent or the applicable members of the Parent Group to Spinco or the applicable member of the Spinco Group as designated by Spinco (the “Spinco Designee”);
(ii) Spinco Liabilities. Spinco shall accept and assume from Parent and its Subsidiaries (other than Spinco) and agree to perform, discharge and fulfill the Spinco Liabilities, in accordance with their respective terms (it being understood that if any Spinco Liability is a liability of a Directly Transferred Entity or a direct or indirect Subsidiary of a Directly Transferred Entity, such Spinco Liability shall be deemed assumed by Spinco as a result of the transfer of all of the Equity Interests in such Directly Transferred Entity from Parent or the applicable members of the Parent Group to Spinco or the applicable Spinco Designee). Spinco shall be responsible for all Spinco Liabilities, regardless of when or where such Spinco Liabilities arose or arise, or the legal entity that incurred or holds the Spinco Liability (provided that nothing contained herein shall preclude, restrict or otherwise inhibit Spinco from asserting against third parties any defenses available to the legal entity that incurred or holds such Spinco Liability), or whether the facts on which they are based occurred prior to, at or subsequent to the Distribution Time, regardless of where or against whom such Spinco Liabilities are asserted or determined or whether asserted or determined prior to the date of this

Agreement, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the Spinco Group, any predecessor of any such member or any of their respective directors, officers, employees, agents or Affiliates, provided that, notwithstanding anything to the contrary, Spinco Liabilities shall not include any Liabilities arising out of or resulting from (x) fraud or willful misconduct by any member of the Parent Group or its senior management acting outside the ordinary course of the Spinco Business or (y) any violation under applicable federal and state securities Laws relating to, arising out of or resulting from any of the Disclosure Documents, other than information primarily relating to the Spinco Business, whenever arising;
(iii) Excluded Assets. Spinco shall assign, transfer and convey to Parent or one or more of its other Subsidiaries designated by Parent (other than Spinco or the other Spinco Entities), and Parent or such other Subsidiaries shall accept from Spinco, Spinco’s respective direct or indirect right, title and interest in and to any Excluded Assets in the manner specified by Parent to be so assigned, transferred and conveyed; and
(iv) Excluded Liabilities. Parent or one or more of its Subsidiaries designated by Parent (other than Spinco or the other Spinco Entities) shall accept and assume from Spinco and agree to perform, discharge and fulfill the Excluded Liabilities in accordance with their respective terms, and Parent or its applicable Subsidiaries shall be responsible for all Excluded Liabilities, regardless of when or where such Excluded Liabilities arose or arise, or the legal entity that incurred or holds the Excluded Liability (provided, however, that nothing contained herein shall preclude, restrict or otherwise inhibit Parent or one or more of its applicable Subsidiaries from asserting against third parties any defenses available to the legal entity that incurred or holds such Excluded Liability), or whether the facts on which they are based occurred prior to, at or subsequent to the Distribution Time, regardless of where or against whom such Excluded Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the Spinco Group or any of their respective directors, officers, employees, agents or Affiliates.
(b) In furtherance of any such assignment, transfer, conveyance or assumption pursuant to Section 2.1(a), and without any additional consideration therefor, each of Spinco and Parent shall prepare, execute and deliver and cause their Affiliates to prepare, execute and deliver such documents and instruments (including any deeds, leases, subleases, licenses, lease assignments, novations or other instruments with respect to any real property interests required to effectuate the Separation Step Plan) as may be reasonably necessary or appropriate to effect and/or evidence such assignment, transfer, conveyance or assumption, in each case to the extent reasonably requested by the other (with all of such documents and instruments referred to collectively herein as the “Pre-Distribution Transfer Documents”). Except for the representations, warranties and covenants contained in this Agreement, the Parties or their Affiliates shall not be required to make any other express or implied representation, warranty or covenant, either written or oral, in the Pre-Distribution Transfer Documents.
(c) Without limiting any other provision hereof, in connection with the Reorganization contemplated by Section 2.1(a), each of Parent and Spinco will take, and will cause each member of its respective Group to take, such actions as are reasonably necessary to consummate the applicable transactions contemplated by the Separation Step Plan (whether prior to, at or after the Distribution Time). Parent may make amendments or modifications the Separation Step Plan in its reasonable discretion; provided that without the prior written consent of Spinco (any such consents not to be unreasonably withheld, conditioned or delayed), such amendments or modifications shall not (A) materially adversely affect the likelihood the Distribution qualifies for Tax-Free Status or (B) materially delay the timing of the Distribution contemplated hereby.
(d) To the extent that the assignment, transfer or conveyance of any Excluded Asset or Spinco Asset, or the assumption of any Excluded Liability or Spinco Liability, requires any Approvals or Notifications, (x) the Parties shall use their reasonable best efforts and cooperate in good faith to obtain or make such Approvals or Notifications, respectively, as soon as reasonably practicable and (y) each Party, at the reasonable request of Parent, shall use its reasonable best efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any Consent, substitution or amendment required to assign (or, to the extent requested by Parent, novate) all obligations under Contracts and other obligations or Liabilities for which one or more members of the Spinco Group are liable and that do not constitute Spinco Liabilities or for which one or more members of the Parent Group are liable and that do not constitute Excluded Liabilities, so that, in any such case, the members of the applicable Group will be solely responsible for the applicable Liabilities; provided, however, that except to the extent expressly provided in this Agreement or any of the other Transaction Documents, neither Parent nor Spinco or any of their respective Affiliates shall be obligated to (i) amend or modify any Contract (except as expressly set forth in the foregoing clause (y)), (ii) modify, relinquish, forbear or narrow any right, (iii) contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person, or (iv) commence any Action, in each case in connection with the actions required by the foregoing clauses (x) and (y); provided, further, that the obligation to take any such action shall terminate on the date that is twelve (12) months after the Distribution Date (or, solely with respect to any Delayed Transferred Asset, twelve (12) months after the transfer of the Delayed Transferred Asset). Except as otherwise provided in this Agreement or the other Transaction Documents, if Parent or Spinco is unable to obtain, or to cause to be obtained, any required Consent, substitution or amendment in connection with clause (y) of the preceding sentence, Parent and Spinco will, to the extent permitted by applicable Law and the terms of the applicable Contract, use reasonable best efforts to enter into subcontracting or other arrangements, effective as of the Distribution Time or as promptly as practicable thereafter, to provide to the Parties the economic and operational equivalent of the transfer, assignment or conveyance (or novation) of such Contract to the appropriate Party and the performance by such Party of the obligations under such Contract as of the Distribution Time. In furtherance of the foregoing, (i) the Party that is intended to be the counterparty to such Contract, as applicable, will, as agent or subcontractor for the other or the applicable member of the other Party’s Group, pay, perform and discharge fully the Liabilities of the applicable Party or the applicable member of the other Party’s Group thereunder from and after the Distribution Time in accordance with any such alternate arrangement and (ii) the Party that remains the legal counterparty to such Contract, as applicable, will, or will cause the applicable member of such Party’s Group to, at the other Party’s expense, from and after the Distribution Time hold in trust for and pay to the other Party promptly upon receipt thereof all income, proceeds and other consideration received by the legal counterparty (or the applicable member of the Parent Group or the Spinco Group, as applicable) in connection with such alternate arrangement; provided that for purposes of this sentence, with respect to any Delayed Transferred Asset, references to the Distribution Time in this sentence will refer instead to the date of transfer of the Delayed Transferred Asset. The Party that is intended to be the counterparty to each such Contract shall indemnify the other Party and hold it harmless against any Liabilities arising from the agent or subcontractor relationship described in this paragraph. Parent and Spinco shall, and shall cause their Affiliates to, (i) for all U.S. federal (and applicable state, local and foreign) income Tax purposes, treat any Spinco Asset, Spinco Liability, Excluded Asset or Excluded Liability transferred, assigned or assumed after the Distribution Time pursuant to this Section 2.1(d) or Section 2.4 as having been so transferred, assigned or assumed at the time at which it was intended to have been so transferred, assigned or assumed as reflected in this Agreement (including the Separation Step Plan) and (ii) file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law), in each case of (i) and (ii), subject to and in a manner consistent with the Tax Disaffiliation Agreement.
(e) Without limiting any other provision hereof, (i) the Parties shall use commercially reasonable efforts to obtain or cause to be obtained prior to the Distribution Date, on behalf of the members of the Spinco Group, any Permits that are both (A) necessary to own or operate the Spinco Business as of the Distribution Date and (B) that are not Spinco Permits, and (ii) if any such Permits have not been obtained prior to the Distribution Date, the Parties shall use commercially reasonable efforts to develop and implement lawful arrangements under which the members of the Spinco Group shall obtain the benefit of any such Permit held by any member of the Parent Group in connection with the ownership and operation of the Spinco Business following the Distribution; provided that the Spinco Entities shall bear all out-of-pocket costs and expenses incurred by any of Parent and its Subsidiaries under such arrangements and Parent and its Subsidiaries (other than the Spinco Entities) shall not be obligated to (A) modify, relinquish, forbear or narrow any right, (B) contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person or (C) commence any Action, in each case in connection with the actions required by the foregoing. The obligations set forth in this Section 2.1(e) will terminate on the date that is twelve (12) months after the Distribution Date.
Section 2.2 Allocation of Assets.
(a) “Spinco Assets” means, in each case to the extent existing and owned or held immediately prior to the Distribution Time by Parent or any of its Subsidiaries, Parent’s and its Subsidiaries’ right, title and interest in, to and under the following Assets, but in each case excluding any Excluded Assets:
(i) (A) the Equity Interests of the Spinco Entities (other than Spinco) (collectively, the “Transferring Equity Securities”);
(ii) the Inventory that primarily relates to or is primarily used in connection with the Spinco Business (the “Spinco Inventory”);

(iii) the Spinco Contracts;
(iv) the Spinco Permits;
(v) except as listed on Schedule 2.2(b), the Tangible and Personal Property that primarily relates to or is primarily used in connection with the Spinco Business (collectively, the “Spinco Tangible and Personal Property”);
(vi) (A) the Spinco Intellectual Property, including all rights to seek and recover all remedies (including damages, royalties, fees, income payments and other proceeds due from and after the Distribution Date), including for the past or future infringement, misappropriation or violation of any of the foregoing and the goodwill appurtenant thereto or associated with any Trademarks included in the foregoing;
(vii) any and all goodwill and other intangibles primarily related to the Spinco Business, excluding, for clarity, any Intellectual Property;
(viii) the Spinco IT Assets, excluding, for clarity, any Intellectual Property therein or thereto; provided that (subject to the terms of Section 4.1 with respect to the transfer of Spinco Business Records), any hardware included in the Spinco IT Assets may be reset by Parent to factory settings and otherwise modified to remove specific functionalities and settings related to the Parent Business;
(ix) any prepaid expenses, credits, deposits and advance payments, in each case, to the extent relating to any other Spinco Asset (the “Spinco Prepaid Expenses”);
(x) a copy of the Spinco Business Records (subject to Section 4.1);
(xi) other than with respect to Taxes (which are, for the avoidance of doubt, covered by the Tax Disaffiliation Agreement) or claims under any Insurance Policies, rights available to or being pursued by Parent or any of its Subsidiaries in connection with any Action or any other claims, defenses, causes of action, rights of recovery, rights of set-off, rights under warranties, rights to indemnities, rights to refunds, rights of recoupment, guarantees and all similar rights against third parties, in each case, to the extent relating to the Spinco Business, any Spinco Asset or any Spinco Liability;
(xii) the Assets set forth in Schedule 2.2(a);
(xiii) any and all accounts receivable and other current assets of the Spinco Entities as of immediately prior to the Distribution, and all Cash, bank accounts, lock boxes and other deposit arrangements of the Spinco Entities as of immediately prior to the Distribution;
(xiv) the Transferred Coverage (subject to the limitations set forth in Section 2.4 and 7.3);
(xv) all Assets of Parent and its Subsidiaries as of immediately prior to the Distribution Time that are to be transferred to Spinco or any other member of the Spinco Group by the express terms of this Agreement or any other Transaction Document;
(xvi) the Spinco Owned Real Property and the Spinco Leased Real Property; and
(xvii) all other Assets of Parent and its Subsidiaries as of immediately prior to the Distribution Time that are primarily related to or primarily used in connection with the Spinco Business; provided that the intention of this clause (xvii) is only to rectify any omission of the assignment, transfer or conveyance to Spinco or any other member of Spinco Group of any Assets that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have been classified as a Spinco Asset. No Asset will be deemed to be a Spinco Asset solely as a result of this clause (xvii) (A) if it is within any category of Assets addressed by any other section of this Section 2.2 or if it constitutes an Excluded Asset and (B) unless a claim with respect to such Asset is made by Spinco on or prior to the eighteen (18)-month anniversary of the Distribution Date.

The Parties acknowledge and agree that a single Asset may fall within more than one of clauses (i) through (xvii) above; such fact does not imply that (A) such Asset shall be transferred more than once or (B) any duplication of such Asset is required.
(b) “Excluded Assets” means all of the Assets of Parent and its Subsidiaries other than the Spinco Assets. Notwithstanding anything in this Agreement to the contrary, the Excluded Assets include the following:
(i) all Equity Interests (excluding the Transferring Equity Securities and any Equity Interests of Spinco);
(ii) any and all Cash and any and all accounts receivable, current assets and security deposits, in each case except as set forth in the definition of Spinco Assets;
(iii) all Inventory, other than the Spinco Inventory;
(iv) all Insurance Policies and all rights and claims thereunder, other than the Transferred Coverage as set forth in Section 7.3, and any Insurance Policies set forth in Schedule 2.2(b);
(v) all real property, whether owned, leased, subleased, licensed, or otherwise occupied by Parent or any of its Subsidiaries, and any equipment, fixtures, furniture, furnishings, physical facilities, machinery, inventory, spare parts, supplies, tools and other tangible personal property located thereon, other than the Spinco Owned Real Property and Spinco Leased Real Property;
(vi) all Permits, other than the Spinco Permits;
(vii) all Tangible and Personal Property, other than the Spinco Tangible and Personal Property;
(viii) all Contracts, other than the Spinco Contracts;
(ix) all IT Assets, other than the Spinco IT Assets;
(x) all Intellectual Property, other than the Spinco Intellectual Property, including, as an Excluded Asset covered by this Section 2.2(b)(x), the Parent Marks and the Intellectual Property listed in Schedule 2.2(b);
(xi) all Assets (other than any Assets primarily related to the Spinco Business) used or held for use by Parent or any of its Subsidiaries in connection with the provision of Overhead and Shared Services, including any proprietary tools and processes;
(xii) all credit support from Parent or any of its Subsidiaries from which the Spinco Business benefits;
(xiii) all Books and Records; provided that Spinco shall be entitled to a copy of the Spinco Business Records as provided in Section 4.1;
(xiv) all rights that accrue or shall accrue to Parent or any member of the Parent Group pursuant to this Agreement or any Transaction Document;
(xv) all prepaid expenses, credits, deposits, and advance payments, other than the Spinco Prepaid Expenses;
(xvi) all rights to claims, defenses, causes of action, rights of recovery, rights of set-off, rights under warranties, rights to indemnities, rights to refunds, rights of recoupment, guarantees and all similar rights against third parties, in each case, to the extent relating to any other Excluded Asset or Excluded Liability;
(xvii) all accounts, notes or loans payable recorded on the books of Parent or any of its Affiliates for goods or services purchased by the Spinco Business from Parent or any of its Subsidiaries (other than the Spinco Entities), or provided to the Spinco Business by Parent or any of its Subsidiaries (other than the Spinco Entities), or advances (cash or otherwise) or any other extensions of credit to the Spinco Business from Parent or any of its Subsidiaries (other than the Spinco Entities), whether current or non-current;
(xviii) all Insurance Proceeds that Parent or any of its Subsidiaries has a right to receive, except to the extent that such Insurance Proceeds are primarily related to the Spinco Business;
(xix) the Assets set forth in Schedule 2.2(b); and
(xx) except for those Assets expressly identified as Spinco Assets in clauses (i) through (xvii) of the definition of “Spinco Assets,” all Assets of Parent or any of its Subsidiaries, wherever located, whether tangible or intangible, real, personal or mixed.
Section 2.3 Allocation of Liabilities.
(a) “Spinco Liabilities” means all of the following Liabilities (other than Excluded Liabilities) of Parent or any of its Subsidiaries, or any of their respective predecessor companies or businesses:
(i) all Liabilities (other than Taxes, which are, for the avoidance of doubt, covered by the Tax Disaffiliation Agreement) to the extent relating to, arising out of or resulting from the ownership, operation or conduct of the Spinco Business, the Spinco Assets, whether known or unknown, fixed or contingent, asserted or unasserted, and not satisfied or extinguished as of the Distribution Date, including any and all Liabilities in respect of any Actions related thereto, which for the avoidance of doubt includes all Liabilities arising out of or relating to any Spinco Contracts or any Spinco Intellectual Property, including the use thereof;
(ii) all Liabilities assumed by, retained by or agreed to be performed by Spinco or any of its Subsidiaries and Affiliates pursuant to the terms of this Agreement or any other Transaction Document;
(iii) all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from any of the Disclosure Documents, other than information relating to Parent and its Subsidiaries with respect to the Parent Business, whenever arising;
(iv) all Liabilities relating to, arising out of or resulting from the Spinco Financing Agreements, whenever arising;
(v) all Environmental Liabilities, to the extent relating to, arising out of or resulting from (A) the Spinco Owned Real Property or the Spinco Leased Real Property, except to the extent such Environmental Liability is attributable to any Parent Business conducted at, or any Excluded Asset used, operated or stored at, or removed from, such real property, whether arising before or after the Distribution Date, or (B) the ownership or operation of the Spinco Business, the Spinco Assets (other than the Spinco Owned Real Property or the Spinco Leased Real Property), or the conduct of the Spinco Business; and
(vi) any Liabilities in respect of “integrated risk insurance”.
The Parties acknowledge and agree that a single Liability may fall within more than one of clauses (i) through (vi) above; such fact does not imply that (1) such Liability shall be transferred more than once or (2) any duplication of such Liability is required. With respect to this Section 2.3(a), Environmental Liabilities shall not fall within any clause other than clause (v) above.
(b) For the purposes of this Agreement, “Excluded Liabilities” means the following Liabilities of Parent or any of its Subsidiaries, or any of their respective predecessor companies or businesses, other than Spinco Liabilities:
(i) all Liabilities (other than Taxes, which are, for the avoidance of doubt, covered by the Tax Disaffiliation Agreement) to the extent relating to, arising out of or resulting from the ownership, operation or conduct of the Excluded Assets (other than any Liabilities for which Spinco or any member of the Spinco Group expressly has responsibility pursuant to the terms of any other Transaction Document, and other than Liabilities that are separately allocated pursuant to any other agreement or transaction related to Excluded Assets between the Parent Group, on the one hand, and the Spinco Group, on the other hand, including any commercial or other agreements unrelated to this Agreement, as applicable), including any Liability attributable to any Excluded Asset used, operated or stored at, or removed from, the Spinco Owned Real Property or the Spinco Leased Real Property, whether arising before or after the Distribution Date;
(ii) any Liability (other than Taxes, which are, for the avoidance of doubt, covered by the Tax Disaffiliation Agreement) attributable to any Parent Business conducted at the Spinco Owned Real Property and Spinco Leased Real Property, whether arising before or after the Distribution Date;
(iii) all Liabilities assumed by, retained by or agreed to be performed by Parent or any of its Subsidiaries (other than the Spinco Entities) pursuant to this Agreement or any other Transaction Document; and
(iv) any Liabilities arising out of or resulting from (A) fraud or willful misconduct by any member of the Parent Group or its senior management acting outside the ordinary course of the Spinco Business or (B) any violation of applicable federal and state securities Laws to the extent relating to disclosures by Parent or any member of the Parent Group (other than disclosures primarily relating to the Spinco Business).
Section 2.4 Non-Transferred and Delayed Transferred Assets and Liabilities.
(a) Notwithstanding anything in this Agreement to the contrary, if (x) any Spinco Asset cannot be assigned, transferred or conveyed to, or any Spinco Liability cannot be assumed by, a member of the Spinco Group without an Approval or Notification or (y) any Excluded Asset cannot be assigned, transferred or conveyed to, or any Excluded Liability cannot be assumed by a member of the Parent Group without an Approval or Notification, and in either case such Approval or Notification has not been obtained or made prior to the Distribution Time, then, unless Parent and Spinco shall mutually otherwise determine, such assignment, transfer, conveyance or assumption shall automatically be deemed to be deferred, with any such purported transfer, assignment, conveyance or assumption deemed null and void until such time as such Approval or Notification is obtained, as applicable. Notwithstanding the foregoing, any such Spinco Assets or Spinco Liabilities shall continue to constitute Spinco Assets and Spinco Liabilities, and any such Excluded Assets or Excluded Liabilities shall continue to constitute Excluded Assets and Excluded Liabilities, for all other purposes of this Agreement. If and when the required Approval or Notification is subsequently obtained or made, as applicable, the relevant Asset will be automatically assigned, transferred and conveyed to, or the relevant Liability will be automatically assumed by, Spinco or Parent, as applicable, or a member of the applicable Party’s respective Group designated by such Party without any further action required on the part of any Person, in accordance with the terms of this Agreement and the other Transaction Documents. In furtherance of any such assignment, transfer, conveyance or assumption pursuant to this Section 2.4(a), and without any additional consideration therefor, each of Spinco and Parent shall execute and deliver, and cause their Affiliates to execute and deliver, such documents and instruments (including any deeds, lease, assignments, novations or other instruments of conveyance with respect to any real property interests required to effectuate the Separation Step Plan) as may be reasonably necessary to effect and/or evidence such assignment, transfer, conveyance or assumption, in each case to the extent reasonably requested by the other and mutually agreed between Spinco and Parent (with all of such documents and instruments referred to collectively herein as the “Post-Distribution Transfer Documents”).
(b) Notwithstanding anything in this Agreement to the contrary, if it is reasonably necessary or appropriate to delay the transfer, assignment or conveyance to Spinco or one or more of its Subsidiaries of any Spinco Asset until the applicable Transition Support Termination to allow Parent or any of its Subsidiaries to perform their respective obligations under, or to otherwise carry out the contemplated transactions and activities contemplated, by the Transition Services Agreement (each such Spinco Asset, a “Delayed Transferred Asset”), such Delayed Transferred Asset shall not be transferred, assigned or conveyed to Spinco or any of its Subsidiaries at or prior to the Distribution Time. Upon the applicable Transition Support Termination, the relevant Delayed Transferred Asset shall be automatically assigned, transferred and conveyed to Spinco or its Subsidiaries without any further action required on the part of any Party and without any additional consideration; provided, however, if, upon the Transition Support Termination, such Delayed Transferred Asset cannot be assigned or transferred to Spinco without any Approval or Notification, the provisions of Section 2.4(a) and Section 2.1(d) shall apply.
Section 2.5 Shared Contracts.

(a) Except as otherwise provided in this Agreement or the Transaction Documents, and except with respect to any Shared Contract that relates to services to be provided under the Transition Services Agreement, Parent and Spinco will use their commercially reasonable efforts for a period ending thirty-six (36) months after the Distribution Date (or, if earlier, upon termination or expiration of each such Shared Contract) to separate any Shared Contract (or take such other action as may be reasonably agreed between Parent and Spinco) so that the Spinco Business will remain entitled to the rights and benefits, and shall be subject to the Liabilities, with respect to or arising from such Shared Contract to the extent related to the Spinco Business, and Parent will retain the rights and benefits, and shall be subject to the Liabilities, with respect to arising from such Shared Contract to the extent related to the Parent Business; provided that (x) neither Group shall be required to pay any amount to any third party (other than as provided for in the underlying Contract), commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to remain secondarily liable or contingently liable for any Liability of the other Group) to any third party to obtain any such separation. If a counterparty to any Shared Contract is entitled under the terms of such Shared Contract to consent to the separation of such Shared Contract and has not provided such consent, or if the separation of a Shared Contract has not been completed as of the Distribution Time for any other reason, then the Parties shall use their commercially reasonable efforts to develop and implement arrangements (including subcontracting, sublicensing, subleasing or back-to-back agreement) to pass along to the Spinco Group the benefits and the Liabilities of the portion of any such Shared Contract related to the Spinco Business and to pass along to the Parent Group the benefits and the Liabilities of the portion of such Shared Contract related to the Parent Business, as the case may be. If and when any such consent is obtained, such Shared Contract will be separated in accordance with this Section 2.5(a). Parent and Spinco shall equally bear any costs related to separating the Shared Contracts.
(b) Except as otherwise agreed by Parent and Spinco or as otherwise provided in this Agreement or any other Transaction Document, (i) with respect to any Permits issued prior to the Distribution Time that are an Excluded Asset, but that, as of immediately prior to the Distribution Time, provided rights or benefits that are reasonably required for the operation of the Spinco Business and (ii) with respect to any Spinco Permits issued prior to the Distribution Time that, as of immediately prior to the Distribution Time, provided rights or benefits that are reasonably required for the operation of the Parent Business, in each case of clause (i) and (ii), the Parties shall use their commercially reasonable efforts to split, transfer, assign or convey such existing Permits, or apply for any new Permits, in each case as reasonably required to effectuate the transactions contemplated hereby.
Section 2.6 Termination of Intercompany Contracts; Settlement of Intercompany Payables and Receivables.
(a) Subject to Section 2.6(c) and except for (i) this Agreement and the other Transaction Documents (and each other Contract expressly contemplated by this Agreement, any other Transaction Document to be entered into or continued by Parent and Spinco or any of the members of their respective Groups after the Distribution Time), (ii) as set forth on Schedule 2.6(a) (the “Surviving Intercompany Contracts”), (iii) with respect to payables, receivables or other intercompany accounts governed by Section 2.6(b) (collectively, “Intercompany Accounts”), and (iv) any Contracts to which any Person, other than Parent, Spinco and their respective wholly owned Subsidiaries, is a party, in furtherance of the releases and other provisions of Section 5.1, Spinco and each member of the Spinco Group, on the one hand, and Parent and each member of the Parent Group, on the other hand, hereby settle or terminate, effective as of (or prior to) the Distribution Time and without further payment or performance, all Contracts between or among Spinco or any member of the Spinco Group, on the one hand, and Parent or any member of the Parent Group, on the other hand (such Contracts, “lntercompany Contracts” and together with the Intercompany Accounts, “lntercompany Contracts and Accounts”), that are effective or outstanding as of immediately prior to the Distribution Time, and such Contracts shall cease to have any further force and effect, such that no party thereto shall have any further obligations or Liabilities therefor or thereunder.
(b) Except (i) as set forth on Schedule 2.6(b) or (ii) for any payables, receivables or other intercompany accounts under any Transaction Document, Parent shall, as of (or prior to) the Distribution Time, settle or eliminate all intercompany accounts existing prior to the Distribution Time, whether payables or receivables, between a member of the Spinco Group, on the one hand, and a member of the Parent Group, on the other hand, in each case with no further obligation or Liability of any member of Spinco Group. Any such intercompany accounts that are settled on the Distribution Date but in connection with the Reorganization and the Distribution shall be deemed for purposes of this Agreement to have been settled immediately prior to the Distribution Time. Intercompany balances and accounts solely among any members of the Spinco Group or any members of the Parent Group shall not be affected by the provisions of this Section 2.6(b).

(c) The arrangements described in this Section 2.6 will be eliminated or satisfied as of (or prior to) the Distribution Time, by way of repayment, capital contribution, distribution, forgiveness, offset, or any combination of the foregoing in Parent’s sole discretion, without any further Liability to, or obligation of, each of Spinco or any member of the Spinco Group, on the one hand, and Parent or any member of the Parent Group, on the other hand. Following the Distribution Time, no Contract terminated pursuant to Section 2.6(a) (including any provision thereof that purports to survive termination) or intercompany Liability eliminated pursuant to Section 2.6(b), shall be of any further force or effect from and after the Distribution Time (unless Parent and Spinco mutually otherwise agree with respect to any intercompany accounts in order to be consistent with the methodology in producing, or similar items included in, Schedule 3.1(c)(i)).
Section 2.7 Wrong Pockets; Mail and Other Communications; Payments.
(a) After the Distribution Time, if either Spinco, on the one hand, or Parent, on the other hand, or any of their respective Subsidiaries becomes aware that any of the Spinco Assets or Spinco Liabilities have not been transferred, assigned or conveyed to, or assumed by, Spinco or any of its Subsidiaries, as applicable, as required by this Agreement, or that any of the Excluded Assets or Excluded Liabilities have not been retained by or transferred, assigned or conveyed to Parent or any of its Subsidiaries (other than the Spinco Entities), as applicable, as required by this Agreement, it will promptly notify the other Party and the Parties will cooperate in good faith to as promptly as reasonably practicable effect the transfer, assignment, conveyance or assumption of the relevant Asset or Liability to the appropriate Party at the expense of the Party who would have been responsible for the related expenses if such Asset or Liability had been transferred or assumed at or prior to the Distribution Time.
(b) After the Distribution Time, if either Spinco, on the one hand, or Parent, on the other hand, or any of their respective Subsidiaries becomes aware that (i) any Patent or Trademark subsisting as of the Distribution Time that was exclusively related to or primarily used in connection with the Spinco Business as of the Distribution Time is owned by Parent or any member of the Parent Group, Parent shall, and shall cause the applicable members of the Parent Group to, execute, acknowledge and deliver all reasonable documents in order to promptly effect the transfer, assignment or conveyance to Spinco of such Patent or Trademark, as the case may be, as promptly as reasonably practicable and (ii) any Patent or Trademark subsisting as of the Distribution Time that was exclusively related to or primarily used in connection with the Parent Business as of the Distribution Time is owned by Spinco or any member of the Spinco Group, Spinco shall, and shall cause the applicable members of the Spinco Group to, execute, acknowledge and deliver all reasonable documents in order to promptly effect the transfer, assignment or conveyance to Parent of such Patent or Trademark, as the case may be, as promptly as reasonably practicable, in each of clauses (i) and (ii), including by executing, delivering and recording with any relevant Governmental Authority an Intellectual Property assignment agreement or such other document, or take such other actions as may be reasonably necessary to evidence, effect or record such transfers in any applicable jurisdiction.
(c) After the Distribution Time, each of Parent, Spinco and the members of their respective Groups may receive mail, packages, facsimiles, email and other communications properly belonging to the other (or the other’s Subsidiaries). Accordingly, each of Parent and Spinco and the members of their respective Groups authorizes Parent and the other members of the Parent Group, on the one hand, or Spinco and the other members of the Spinco Group, on the other hand, as the case may be, to receive and, if not unambiguously intended for such other Party (or any member of its Group) or any of such other Party’s (or any of its Group’s) officers or directors, open (acting solely as agent for the other Party), all mail, packages, facsimiles, email and other communications received by it, and to retain the same to the extent that they relate to the business of the receiving Party or, to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages, facsimiles, email or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party. The provisions of this Section 2.7 are not intended to, and shall not be deemed to, constitute an authorization by any of Parent, Spinco or the members of their respective Groups to (i) permit the other to accept service of process on its behalf and neither party is or shall be deemed to be the agent of the other for service of process purposes or (ii) waive any rights or privileges in respect of any such mail, package, facsimile, email or other communication or the information contained therein.
(d) Parent shall, or shall cause its applicable Subsidiary to, promptly pay or deliver to Spinco (or its designated Affiliates) any monies or checks that have been sent to or that are received by Parent or any of its Subsidiaries after the Distribution Time, including by or from any customers, suppliers or other commercial counterparties of the Spinco Business or the Spinco Group, to the extent that they constitute Spinco Assets.

(e) Spinco shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Parent (or its designated Subsidiaries) any monies or checks that have been sent to Spinco or any of its Affiliates (including the Spinco Business and the Spinco Group) after the Distribution Time to the extent that they constitute an Excluded Asset.
Section 2.8 Disclaimer of Representations and Warranties. EACH OF PARENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PARENT GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP), UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (AND EXCEPT FOR ANY PARENT TAX OPINION REPRESENTATIONS), NO PARTY TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY; AS TO ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH; AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY; AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY; OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT ANY CONVEYANCE SHALL BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD OR MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST.
Section 2.9 Termination of Overhead and Shared Services. Spinco acknowledges and agrees that (a) the Spinco Business currently receives from Parent and its Subsidiaries certain Overhead and Shared Services, (b) except as expressly provided in the Transition Services Agreement, all Overhead and Shared Services shall cease at the Distribution Time, and all agreements and arrangements (whether or not in writing) in respect thereof shall terminate as of the Distribution Time, with no further obligation of Parent or any of its Subsidiaries, and (c) from and after the Distribution Time, Spinco shall have no rights or Liabilities under any Shared Contracts that are not Spinco Contracts, except to the extent set forth and in accordance with the terms and conditions of any Transaction Document.
Section 2.10 Use of Parent Marks.
Each of the Parties hereto acknowledges and agrees that (a) the Parent Group shall retain all rights, title and interest in and to all Parent Marks and (b) except as provided in the Transition Services Agreement, the Spinco Group and any of Spinco’s other Affiliates will have no right to use or display any of the Parent Marks following the Distribution Time.
Section 2.11 Removal of Excluded Assets and Spinco Assets.
(a) Parent shall, or shall cause one of its Subsidiaries to, remove any Excluded Assets from the Spinco Owned Real Property and the Spinco Leased Real Property within one hundred eighty (180) days following the Distribution Date, unless the Excluded Asset will be used by Spinco or its Affiliates in connection with any services to be provided under any Transaction Document, in which case, such removal will occur within one hundred eighty (180) days following the termination or expiration of the relevant term of (or relevant service set forth in) the applicable Transaction Document. Following the Distribution Time, Spinco shall provide Parent and its Subsidiaries reasonable access and assistance during normal business hours upon reasonable prior written notice, to permit the removal of such Excluded Assets (including any such Excluded Assets identified after such one hundred eighty (180) day period). Except with respect to claims arising from the gross negligence or willful misconduct of Spinco or its Affiliates, neither Spinco nor any of its Affiliates shall have any Liability to Parent or its Subsidiaries in connection with the storage at, or removal from, the Spinco Owned Real Property or Spinco Leased Real Property of such Excluded Assets.
(b) Spinco shall, or shall cause its Affiliates to, remove any Spinco Assets located at any facility of Parent or its Subsidiaries that is an Excluded Asset, within one hundred eighty (180) days following the Distribution Date, unless the Spinco Asset would reasonably be expected to be used by Parent or its Subsidiaries in connection with any Transaction

Document, in which case, such removal will occur within one hundred eighty (180) days following the termination or expiration of the relevant term of (or relevant service set forth in) the applicable Transaction Document. Following the Distribution Time, Parent will provide Spinco reasonable access and assistance during normal business hours upon reasonable prior written notice to permit the removal of such Spinco Assets (including any such Spinco Assets identified after such one hundred eighty (180) day period). Except with respect to claims arising from the gross negligence or willful misconduct of Parent or its Subsidiaries, neither Parent nor any of its Subsidiaries shall have any Liability to Spinco or its Affiliates in connection with the storage at, or removal from, any of such facilities of Parent or its Subsidiaries of such Spinco Assets. Risk of loss with respect to the Spinco Assets will pass to Spinco at the Distribution Time.
(c) Upon the removal of assets pursuant to this Section 2.11, the removing Party will, at its sole cost and expense, restore the areas of such facilities in which the removed assets were located (and any other areas of such facilities that were impacted or damaged in connection with such removal) to a broom clean and safe condition, including by (i) safely capping supply and discharge lines (electrical, liquids, gas, etc.) to the logical distribution or junction points, (ii) repairing any damage or holes to concrete, floors, walls, roofs, ceilings or other portions of any real property resulting from the removal of such Spinco Assets or Excluded Assets, as applicable, therefrom after the Distribution Date.
(d) Notwithstanding anything in this Section 2.11, if the storage, use, transfer or removal of any Excluded Asset or Spinco Asset is otherwise expressly addressed in any Transaction Document, the terms of such Transaction Document will control to the extent in conflict with the terms of this Agreement.
Section 2.12 Guarantees.
(a) From and after the Distribution, Spinco shall indemnify and hold harmless the members of the Parent Group against any Liabilities that the members of the Parent Group suffer, incur or are liable for by reason of or arising out of or in consequence of (i) the members of the Parent Group issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, any guarantee, indemnity, surety bond, letter of credit, letter of comfort, commitments or other similar obligation to the extent relating to the Spinco Business or the Spinco Entities (collectively, the “Parent Guarantees”), (ii) any claim or demand for payment made on a member of the Parent Group with respect to any of the Parent Guarantees or (iii) any Action by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Parent Guarantees, and shall reimburse the members of the Parent Group for any fees or expenses reasonably incurred in connection with any of the foregoing clauses (i) through (iii). With respect to any Parent Guarantee, Parent and each of its Affiliates is referred to as a “Guarantee Indemnified Party” for purposes of this Section 2.12.
(b) From and after the Distribution, Parent shall indemnify and hold harmless members of the Spinco Group against any Liabilities that members of the Spinco Group suffer, incur or are liable for by reason of or arising out of or in consequence of (i) the members of the Spinco Group issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, any guarantee, indemnity, surety bond, letter of credit, letter of comfort, commitments or other similar obligation to the extent relating to the Parent Business (collectively, the “Spinco Entity Guarantees” and, together with Parent Guarantees, the “Guarantees”), (ii) any claim or demand for payment made on a member of the Spinco Group or any of its Affiliates with respect to any of the Spinco Entity Guarantees or (iii) any Action by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Spinco Entity Guarantees, and shall reimburse the members of the Spinco Group for any fees or expenses reasonably incurred in connection with any of the foregoing clauses (i) through (iii). With respect to any Spinco Entity Guarantee, each member of the Spinco Group and its Affiliates is referred to as an “Guarantee Indemnified Party.” for purposes of this Section 2.12.
(c) Without limiting Section 2.12(a) or Section 2.12(b) in any respect, Spinco (in the case of any Parent Guarantee) and Parent (in the case of any Spinco Entity Guarantee) shall use commercially reasonable efforts, at its sole expense, to cause itself or its Affiliates to be substituted in all respects for the Guarantee Indemnified Party, and for the Guarantee Indemnified Party to be released in respect of, or otherwise terminate (and cause the Guarantee Indemnified Party to be released in respect of), all obligations of the Guarantee Indemnified Party under each Parent Guarantee or Spinco Entity Guarantee, as applicable (including, in each case, by delivering at the Distribution or as promptly as practicable thereafter (i) executed agreements to assume reimbursement obligations for such Guarantees, (ii) executed instruments of guaranty, letters of credit or other documents requested by any banks, customers or other counterparties with respect to such Guarantees, and (iii) any other documents requested by Parent (in the case of any Parent Guarantee) or Spinco (in the case of any Spinco

Entity Guarantee) in connection with such party’s obligations under this Section 2.12). In furtherance and not in limitation of the foregoing, at the request of a Guarantee Indemnified Party, Spinco (in the case of Parent Guarantees) and Parent (in the case of the Spinco Entity Guarantees) shall and shall cause its Affiliates to assign or cause to be assigned any Contract underlying such Guarantee to a Subsidiary of Spinco (in the case of Parent Guarantees) or Parent (in the case of the Spinco Entity Guarantees) meeting the applicable net worth and other requirements in such Contract to give effect to the provisions of the preceding sentence. For any Guarantees for which Spinco or any Spinco Entity (in the case of a Parent Guarantee) or Parent or any of its Affiliates (in the case of a Spinco Entity Guarantee), as applicable, is not substituted in all respects for the Guarantee Indemnified Party (or for which the Guarantee Indemnified Party is not released) effective as of the Distribution Time and that cannot otherwise be terminated effective as of the Distribution Time (with the Guarantee Indemnified Party to be released in respect thereof), each of Spinco (in the case of a Parent Guarantee) and Parent (in the case of a Spinco Entity Guarantee), shall continue to use its commercially reasonable efforts and shall cause its Affiliates to use their best efforts to effect such substitution or termination and release after the Distribution Time. Without limiting the foregoing, neither Spinco (in the case of a Parent Guarantee) nor Parent (in the case of a Spinco Entity Guarantee) shall, or shall permit any of its Affiliates to, extend or renew any Contract containing or underlying a Guarantee unless, prior to or concurrently with such extension or renewal, Spinco or the Spinco Entities (in the case of a Parent Guarantee) or Parent or any of its Affiliates (in the case of a Spinco Entity Guarantee) are substituted in all respects for the Guarantee Indemnified Party, and the Guarantee Indemnified Party is released, in respect of all obligations of the Guarantee Indemnified Party under such Guarantee. In the event that either party or any of its Affiliates or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties, assets or Equity Interests to any Person, then, in each case, proper provision shall be made so that the successors and assigns of such party or its Affiliates, as the case may be, shall succeed to the obligations of this Section 2.12.
Section 2.13 Bulk Sales. Each of Parent and Spinco hereby waives compliance by each and every member of the Spinco Group or the Parent Group, respectively, with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the assignment, transfer or conveyance of any or all of the Excluded Assets to any member of the Parent Group or the Spinco Assets to any member of the Spinco Group.
ARTICLE III
THE DISTRIBUTION
Section 3.1 Actions at or Prior to the Distribution Time. Prior to the Distribution Time and subject to the terms and conditions set forth herein, the following shall occur:
(a) Securities Law Matters.
(i) Spinco shall cooperate with Parent to accomplish the Distribution, including in connection with the preparation of all documents and the making of all filings required in connection with the Distribution. Parent shall be permitted to reasonably direct and control the efforts of Spinco in connection with the Distribution, and Spinco shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by Parent in good faith and in accordance with the applicable terms and subject to the conditions of this Agreement and the other Transaction Documents.
(ii) Spinco and Parent, as applicable, with respect to the listing of the Spinco Class B Ordinary Shares to be issued in the Distribution on Nasdaq New York, shall file the relevant Disclosure Documents and any amendments or supplements thereto as may be necessary or advisable in order to cause such Disclosure Documents to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Spinco and Parent, as applicable, with respect to the listing of the Spinco SDRs to be issued in the Distribution on Nasdaq Stockholm, shall file the relevant Disclosure Documents and any amendments or supplements thereto as may be necessary or advisable in order to cause such Disclosure Documents to be approved by the SFSA. Parent and Spinco shall prepare and mail or otherwise make available, prior to any Distribution Date, to the holders of Parent Shares, such information concerning Spinco and Spinco’s business, operations and management, the Distribution and such other matters as Parent shall reasonably determine and as may be required by Law. Parent and Spinco will prepare, and Spinco will, to the extent required by applicable Law, file with the SEC, any such documentation that Parent determines are necessary or desirable to effectuate the Distribution, and Parent and Spinco shall use their respective reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Parent and Spinco shall take all such actions as may be necessary or appropriate under the securities or “blue sky” Laws of states or other political subdivisions of the United States and shall use commercially reasonable efforts to comply with all applicable foreign securities Laws in connection with the transactions contemplated by this Agreement and the other Transaction Documents.
(b) Stock Exchange Matters.
(i) Spinco shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the Spinco Class B Ordinary Shares to be issued in the Distribution on Nasdaq New York, subject to official notice of distribution.
(ii) Spinco shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the Spinco SDRs to be issued in the Distribution on Nasdaq Stockholm.
(c) Cash Reduction; Contribution. Without limiting the requirements of Section 2.6, prior to the Distribution Time, Parent may, and may cause the members of the Parent Group and the Spinco Group to, take such actions as Parent deems advisable to minimize or reduce the amount of cash and cash equivalents remaining in any accounts held by or in the name of a member of the Spinco Group as of the Distribution Time (the “Available Cash”); provided that Parent shall not, and shall not permit any member of the Parent Group or Spinco Group to, remove cash and cash equivalents (A) in an amount that would result in a violation of the minimum capital required by Law to be held by a Spinco Entity, if any such requirement is applicable, or (B) in a manner that would materially and adversely impair the ability of a Spinco Entity to operate in the ordinary course immediately after the Distribution Date, as reasonably determined by Parent. Substantially concurrent with the Distribution, in partial consideration for the transfer of Parent’s direct or indirect right, title and interest in and to the Spinco Assets to Spinco, Spinco (or an Affiliate thereof identified by Parent) shall transfer to Parent cash in an aggregate amount set forth in Schedule 3.1(c), in immediately available funds to one or more accounts designated by Parent, such amount being the result of the net debt calculation set forth on Schedule 3.1(c), which the Parties agree accurately reflects the net debt agreement between the Parties at the Distribution Time and after giving effect to the first sentence of this Section 3.1(c).
(d) Distribution Agent. Parent shall have entered into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.
(e) Custodian Bank. Spinco shall have entered into an SDR issuer agreement with the Custodian Bank or otherwise provided instructions to the Custodian Bank regarding the Distribution, and Parent shall have entered into a side agreement to such SDR issuer agreement with the Custodian Bank.
Section 3.2 Conditions Precedent to the Distribution. In no event shall the Distribution occur unless each of the following conditions shall have been satisfied or waived by Parent, in whole or in part, in its sole discretion (other than the condition set forth in Section 3.2(a)):
(a) the SEC shall have declared effective the Form 10, no order suspending the effectiveness of the Form 10 shall be in effect, and no proceedings for such purposes shall have been instituted or threatened by the SEC;
(b) Parent shall have received the Tax Opinion from Sullivan & Cromwell;
(c) Parent shall have received a written confirmation from the Swedish Tax Agency that the Distribution, together with certain related transactions, qualifies as a transaction that is generally tax exempt for Swedish tax purposes under the so-called Lex-ASEA rule in the Swedish Income Tax Act and under the conditions described in the application for written confirmation;
(d) the Spinco Class B Ordinary Shares to be issued to holders of Parent Class B Shares in the Distribution shall have been accepted for listing on Nasdaq New York, subject to official notice of distribution; and

(e) the Spinco SDRs to be issued to holders of Parent Class B Shares in the Distribution shall have been accepted for listing on Nasdaq Stockholm.
Each of the foregoing conditions is for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not to waive any such condition in this Agreement, or in any way limit Parent’s rights of termination set forth in this Agreement.
Section 3.3 The Distribution.
(a) Parent Board, in accordance with applicable Law, shall establish a Record Date and the Distribution Date, and Parent shall establish appropriate procedures in connection with, and to effectuate in accordance with applicable Law, the Distribution. On the Distribution Date, the interest in the Spinco Shares (including, for the avoidance of doubt, the Spinco SDRs) shall be distributed to the holders of record of Parent Shares in the manner determined by Parent and in accordance with Section 3.3(f). In accordance with Section 3.3(f), each holder of Parent Shares on the Record Date (a “Record Holder”) shall be entitled to receive, in respect of the aggregate number of shares of Parent held by such holder on the Record Date, a number of Spinco Shares equal to one (1) Spinco Class A Ordinary Share for every ten (10) Parent Class A Shares held on the Record Date and one (1) Spinco Class B Ordinary Share for every ten (10) Parent Class B Shares held on the Record Date, which number of Spinco Shares shall be rounded down to the nearest whole number.
(b) No fractional shares shall be delivered to Record Holders or credited to book-entry accounts. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.3(b), would be entitled to receive a fractional share interest of a share of Spinco Shares pursuant to the Distribution, shall be paid in cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Distribution Time, Parent shall direct (i) the Distribution Agent to determine the number of whole Spinco Shares and fractional interests in Spinco Shares allocable to each Record Holder, to aggregate all such fractional share interests into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Distribution Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales); and (ii) the Custodian Bank to determine the number of whole and fractional SDRs of Spinco SDRs allocable to each Record Holder, to aggregate all such fractional SDRs of Spinco SDRs, and to sell the whole SDRs obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional SDR interests (with the Custodian Bank, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share or SDR, such Record Holder’s or owner’s ratable share of the total proceeds of such sale as provided in clauses (i) and (ii), after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of Parent, Spinco, the Distribution Agent or Custodian Bank will be required to guarantee any minimum sale price for the fractional Spinco Shares or fractional SDRs of the Spinco SDRs sold in accordance with this Section 3.3(b). Neither Parent nor Spinco will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Parent or Spinco. Solely for purposes of computing fractional share interests pursuant to this Section 3.3(b) and Section 3.3(c), the beneficial owner of Parent Shares held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.
(c) Any Spinco Shares or cash in lieu of fractional share interests with respect to Spinco Shares and Spinco SDRs that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to Spinco, and Spinco or its transfer agent on its behalf shall hold such shares and cash for the account of such Record Holder, and the Parties agree that all obligations to provide such shares and cash, if any, in lieu of fractional share interests shall be obligations of Spinco, subject in each case to applicable escheat or other abandoned property Laws, and Parent shall have no Liability with respect thereto. Any such shares and cash, if any, in lieu of fractional share interests which have remained unclaimed for six years from the Distribution Date shall be forfeited and cease to remain owing by Spinco.
(d) None of the Parties, nor any of their Affiliates shall be liable to any Person in respect of any Spinco Shares (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Parent, Spinco, the Distribution Agent, the Custodian Bank or any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code or any provision of state, local, foreign or other Tax Law. Any deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.
(f) Upon the consummation of the Distribution, Spinco shall deliver to the Distribution Agent the Spinco Shares being issued in the Distribution for the account of Parent’s shareholders that are entitled thereto. The Distribution Agent shall hold such shares for the account of Parent’s shareholders. Spinco agrees that the Spinco Shares shall be allotted and credited as fully paid up and free from any liens, charges and encumbrances whatsoever and shall have the rights described in the Spinco Articles.
Section 3.4 Release of Security. Parent shall, at its sole cost and expense, use reasonable best efforts to cause any Security Interest on any Spinco Asset or Equity Interests of Spinco that serves as collateral or security for any indebtedness of any member of the Parent Group (other than a Spinco Entity) to be unconditionally released and discharged (any such unconditional release and discharge, a “Discharge”), prior to the Distribution. If any such Security Interest is not so Discharged prior to the Distribution, Parent shall, at its sole cost and expense, use reasonable best efforts to cause such Security Interest to be Discharged as promptly as reasonably possible thereafter. Any loss of, or Liabilities resulting from restrictions on the use of, the underlying asset arising from the failure of any such Security Interest to be Discharged shall constitute an Excluded Liability.
Section 3.5 Existing Spinco Shares. At the Distribution Time, the Existing Spinco Shares shall be surrendered by Parent and cancelled.
ARTICLE IV
ACCESS TO INFORMATION
Section 4.1 Delivery of Spinco Business Records. Following the Distribution Time, Parent shall, and shall cause its Subsidiaries to, deliver to Spinco a copy of the Spinco Business Records in accordance with the procedures set forth in Schedule 4.1 (the “Agreed Procedures”). Parent shall have the right to retain, following the Distribution Time, copies of any Spinco Business Records that Parent in good faith determines it or any of its Subsidiaries is reasonably likely to need access to for bona fide business or legal purposes, provided that such copies shall be treated as Spinco Confidential Information.
Section 4.2 Delivery of Parent Business Records. Following the Distribution Time, Spinco shall, and shall cause its Subsidiaries to, deliver to Parent all Parent Business Records in accordance with the Agreed Procedures. Spinco will only be required to deliver Parent Business Records as contemplated by this Section 4.2. Spinco shall have the right to retain, following the Distribution Time, copies of any Parent Business Records that Spinco in good faith determines it or any of its Subsidiaries is reasonably likely to need access to for bona fide business or legal purposes, provided that such copies shall be treated as Parent Confidential Information.
Section 4.3 Access to Business Records.
(a) From and after the Distribution Date for a period consistent with such Party’s bona fide record retention policies, each of Spinco and Parent, on behalf of its respective Group, will (i) use commercially reasonable efforts to maintain the Spinco Business Records in accordance with such Party’s bona fide record retention policies and (ii) provide the other Party and its Representatives reasonable access to the Spinco Business Records relating to periods prior to the Distribution Date for any reasonable purpose; provided that, except as provided otherwise in the Transition Services Agreement or any other Transaction Document, neither Party shall be required to provide the requesting Party with access to any of such Party’s information technology systems to review any Spinco Business Records. All access to Spinco Business Records, personnel and assistance provided pursuant to this Section 4.3 following the Distribution Date will be (x) conducted during normal business hours upon reasonable advance notice to the Party providing access and (y) conducted in such a manner as not to interfere unreasonably with the normal operations of the businesses of the Party and its Affiliates providing access. The Party providing access will have the right to have one or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 4.3.

(b) From and after the Distribution Date for a period consistent with Spinco’s bona fide record retention policies, Spinco, on behalf of the Spinco Group, will (i) use commercially reasonable efforts to maintain the Parent Business Records in accordance with its bona fide record retention policies and (ii) provide Parent and its Representatives reasonable access to the Parent Business Records relating to periods prior to the Distribution Date for any reasonable purpose; provided that, except as provided otherwise in the Transition Services Agreement or any other Transaction Document, Spinco shall not be required to provide Parent with access to any of Spinco’s information technology systems to review any Spinco Business Records. All access to Spinco Business Records, personnel and assistance provided pursuant to this Section 4.3 following the Distribution Date will be (x) conducted during normal business hours upon reasonable advance notice to the Party providing access and (y) conducted in such a manner as not to interfere unreasonably with the normal operations of the businesses of the Party and its Affiliates providing access. The Party providing access will have the right to have one or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 4.3.
(c) Without limiting the generality of the foregoing, until the third (3rd) Parent fiscal year-end occurring after the Distribution Date, each of Parent and Spinco shall use its commercially reasonable efforts to cooperate with the other’s Books and Records requests to enable (i) Parent or Spinco, as applicable, to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K, and in connection with any incurred cost submission audits, business system audits and other customer audits by a Governmental Authority for a period of seven (7) years, and (ii) Parent’s or Spinco’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements of such Party, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder.
(d) Nothing in Section 4.3 shall apply to (i) the provision of any Spinco Business Records or Parent Business Records to the extent relating to Tax matters (such matters being governed by the Tax Disaffiliation Agreement) or employee, compensation and benefits matters (such matters being governed by the Employee Matters Agreement) or (ii) the delivery of copies of Spinco Business Records or Parent Business Records following the Distribution Time (which shall be governed by Section 4.1 and Section 4.2, as applicable).
(e) Each of Parent and Spinco agrees to use commercially reasonable efforts to hold all the Books and Records of the Spinco Business and the Parent Business existing on the Distribution Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Distribution Date or such longer time as may be required by Law, and thereafter, if it desires to destroy or dispose of such Books and Records not in accordance with its then current retention policy, to offer first in writing at least thirty (30) days prior to such destruction or disposition to surrender them to the other Party.
Section 4.4 Scope of Delivery and Access.
(a) Parent and its Subsidiaries shall be permitted to redact any portion of the Spinco Business Records that does not relate to the Spinco Business. Spinco and its Subsidiaries shall be permitted to redact any portion of the Parent Business Records that does not relate to the Parent Business.
(b) Neither Parent nor Spinco will be required to provide any Spinco Business Records or Parent Business Records, as applicable, or other information to the extent doing so would, in such Party’s reasonable discretion, (i) jeopardize such Party’s or any of its Affiliates’ attorney-client privilege or similar immunity or protection, (ii) conflict with any applicable Law, Order, Contract, Consent, privacy policy or other binding legal or contractual obligation of such Party or any of its Affiliates, or (iii) result in the disclosure of such Party’s or any of its Affiliates’ competitively sensitive information; provided that the applicable Party shall use its reasonable best efforts to permit the provision of such access or information in a manner that avoids any such detriment or consequence.
(c) If Parent, on the one hand, and Spinco, on the other hand, are in an adversarial relationship in any Action, the furnishing of information, documents or records in connection with such Action will be subject to any applicable rules relating to discovery and not this Article IV.

Section 4.5 Other Agreements Providing for Exchange of Books and Records. The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Books and Records set forth in any other Transaction Document. Notwithstanding anything in this Article IV to the contrary, the Tax Disaffiliation Agreement shall exclusively govern the retention of Tax related records and the exchange of Tax-related information.
Section 4.6 Production of Witnesses and Records in Connection with an Action.
(a) Notwithstanding anything to the contrary in this Article IV, from and after the Distribution Time, except in the case of an adversarial Action by Spinco, or a member of the Spinco Group, against Parent or a member of the Parent Group, or vice versa, each Party shall use its reasonable efforts to make available to each other Party, upon written request and during regular business hours, the former, current and future directors, officers, employees and other Representatives of the members of its respective Group as witnesses, and any Books and Records or other information within its control or that it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees and other Representatives) or Books and Records or other information may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought under this Agreement. The requesting Party shall bear all out-of-pocket costs and expenses in connection therewith.
(b) The obligation of the Parties to provide witnesses pursuant to this Section 4.6 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses officers without regard to whether the witness or the employer of the witness could assert a possible business conflict, except in the case of an adversarial Action between Parent, on the one hand, and Spinco, on the other hand.
(c) In connection with any matter contemplated by this Section 4.6, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.
(d) For the avoidance of doubt, the provisions of this Section 4.6 are in furtherance of the provisions of Section 4.1 and Section 4.2 and shall not be deemed to limit the Parties’ rights and obligations under Section 4.1 and Section 4.2.
Section 4.7 Privilege.
(a) The Parties acknowledge and agree that, prior to the Distribution Time, Parent, Spinco and their respective Subsidiaries were represented by the same or related legal counsel in connection with the negotiation, preparation, execution and consummation of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby (collectively, the “Transaction Matters”).
(b) All communications among Parent, Spinco, any of their respective Subsidiaries and such counsel, and all attorney work product of such counsel, in each case relating to the Transaction Matters (collectively, the “Transaction Privileged Materials”), shall be deemed to be subject to a joint-client privilege and joint attorney-client relationship between Parent, on the one hand, and Spinco and the Spinco Group, on the other hand.
(c) From and after the Distribution Time, Parent and Spinco shall each have an equal right to assert, maintain and enforce any attorney-client privilege, work product protection or other applicable privilege or protection with respect to the Transaction Privileged Materials, and no such privilege or protection may be waived without the prior written consent of both Parent and Spinco (not to be unreasonably withheld, conditioned or delayed).
(d) Notwithstanding the foregoing, each of Parent and Spinco (on behalf of its respective Group) shall be entitled to access, review, use and rely upon the Transaction Privileged Materials for any lawful purpose, including in connection with any Action (whether involving a third party or between Parent and Spinco or their respective Affiliates), and neither Party may assert the existence of any such privilege to prevent the other Party from accessing or using such Transaction Privileged Materials in any such Action.

(e) The sharing of Transaction Privileged Materials between Parent and Spinco or their respective Representatives shall not constitute a waiver of any applicable privilege or protection, and the Parties shall take all reasonable steps to preserve such privilege and protection, including entering into joint defense or common interest agreements where appropriate.
ARTICLE V
RELEASES
Section 5.1 Release of Pre-Distribution Claims.
(a) Except (i) as provided in Section 5.1(c), (ii) as may be otherwise expressly provided in this Agreement or any other Transaction Document and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to Article VI, effective as of the Distribution Time, Spinco hereby, for itself and each other member of the Spinco Group, its Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Time have been directors, officers, agents or employees of any member of the Spinco Group (in each case, in their respective capacities as such), remise, release and forever discharge Parent and the other members of the Parent Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Time have been stockholders, members, partners, directors, managers, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Parent Released Persons”), from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, to the extent existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed, in each case, at or prior to the Distribution Time, including in connection with the transactions and all other activities to implement the Reorganization, the Contribution, the Distribution, the Spinco Financing Agreements and any of the other transactions contemplated by this Agreement or other Transaction Documents. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that Spinco and each member of the Spinco Group, and their respective Affiliates, successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims that a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, Spinco hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Parent Released Persons from the Liabilities described in the first sentence of this Section 5.1(a).
(b) Except (i) as provided in Section 5.1(c), (ii) as may be otherwise expressly provided in this Agreement or any other Transaction Document and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to Article VI, effective as of the Distribution Time, Parent does hereby, for itself and each other member of the Parent Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Time have been stockholders, members, partners, directors, managers, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), remise, release and forever discharge Spinco, the respective members of the Spinco Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Time have been stockholders, members, partners, directors, managers, officers, agents or employees of any member of the Spinco Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Spinco Released Persons”), from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, to the extent existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed, in each case, at or prior to the Distribution Time, including in connection with the transactions and all other activities to implement the Reorganization, the Contribution, the Distribution and any of the other transactions contemplated by this Agreement or the other Transaction Documents. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that Parent and each member of the Parent Group, and their respective Affiliates, successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims that a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, Parent hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Spinco Released Persons from the Liabilities described in the first sentence of this Section 5.1(b).
(c) Nothing contained in Section 5.1(a) or Section 5.1(b) shall impair or otherwise impact any right of any Party, and as applicable, any member of such Party’s Group, to enforce this Agreement, any other Transaction Document or any Contracts that are specified in Section 2.6(a), in each case in accordance with its terms. Nothing contained in Section 5.1(a) or Section 5.1(b) shall release any Person from:
(i) any Liability provided in or resulting from (A) any Transaction Document or (B) any Contract among any members of the Parent Group or the Spinco Group that is specified in Section 2.6 as not terminating as of the Distribution Time or any other Liability specified in Section 2.6 as not terminating as of the Distribution Time;
(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any other Transaction Document;
(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Distribution Time;
(iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;
(v) any Liability provided in or resulting from any Contract that is entered into after the Distribution Time between any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of the other Party’s Group), on the other hand;
(vi) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of Article VI and, if applicable, the appropriate provisions of the other Transaction Documents; or
(vii) any Liability the release of which would result in the release of any Person other than the Persons released pursuant to Section 5.1(a) and Section 5.1(b).
In addition, nothing contained in Section 5.1(a) or (b) shall release: (A) Parent from indemnifying any director, officer or employee of the Spinco Group who was a director, officer or employee of Parent or any of its Affiliates at or prior to the Distribution Time, to the extent that such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the Parent Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is a Spinco Liability, Spinco shall indemnify Parent for such Liability (including Parent’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in Article VI; and (B) Spinco from indemnifying any director, officer or employee of the Parent Group who was a director, officer or employee of Parent or any of its Affiliates at or prior to the Distribution Time, to the extent that such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the Spinco Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is an Excluded Liability, Parent shall indemnify Spinco for such Liability (including Spinco’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in Article VI.
(d) Spinco shall not make, and shall not permit any member of the Spinco Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim for contribution or indemnification, against Parent or any member of the Parent Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). Parent shall not make, and shall not permit any member of the Parent

Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim for contribution or indemnification, against Spinco or any member of the Spinco Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).
(e) It is the intent of each of Parent and Spinco, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed prior to the Distribution Time, between or among Spinco or any member of the Spinco Group, on the one hand, and Parent or any member of the Parent Group, on the other hand, except as expressly set forth in Section 5.1(c). From and after the Distribution Time, each Party shall cause each member of its respective Group to execute and deliver releases reflecting such provisions at the request of the other Party.
ARTICLE VI
INDEMNIFICATION, GUARANTEES AND LITIGATION
Section 6.1 General Indemnification by Spinco. Spinco shall indemnify, defend and hold harmless each member of the Parent Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnified Parties”), from and against any and all Losses of the Parent Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication) (collectively, the “Spinco Indemnification Obligations”):
(a) any Spinco Liability;
(b) the failure of Spinco or any other member of the Spinco Group or any other Person to pay, perform or otherwise promptly discharge any Spinco Liabilities, whether prior to, at or after the Distribution Time;
(c) any breach by any member of the Spinco Group of this Agreement or any of the other Transaction Documents after the Distribution Time (other than any Transaction Document that expressly contains indemnification provisions, in which case breaches of any such Transaction Document shall be subject to the indemnification provisions contained in such Transaction Document and not those in this Agreement); and
(d) any Liabilities arising out of claims made by the securityholders or lenders of a Party or any of their Affiliates to the extent relating to the Spinco Financing.
Section 6.2 General Indemnification by Parent. Parent shall indemnify, defend and hold harmless each member of the Spinco Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Spinco Indemnified Parties”), from and against any and all Losses of the Spinco Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):
(a) any Excluded Liability;
(b) the failure of Parent or any other member of the Parent Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities, whether prior to, at or after the Distribution Time;
(c) any breach by any member of the Parent Group of this Agreement or any of the other Transaction Documents after the Distribution Time (other than any Transaction Document that expressly contains indemnification provisions, which shall be subject to the indemnification provisions contained in such document or agreement and not this Agreement);
(d) any Liabilities arising out of claims made by the securityholders or lenders of a Party or any of their Affiliates to the extent related to the use of information relating to the Parent Business and provided by Parent in connection with the Spinco Financing; and
(e) any Liabilities relating to, arising out of or resulting from the matters set forth on Schedule 6.2.

Section 6.3 Contribution. If the indemnification otherwise provided for in Section 6.1 or Section 6.2 with respect to Liabilities incurred under any securities Laws, is as a matter of applicable Law unavailable to or insufficient to hold harmless an Indemnified Party in respect of such Liabilities for which they would otherwise be indemnified hereunder, then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party in respect of such non-indemnified Liabilities in proportion to the relative fault and benefit of the Indemnifying Party and the Indemnified Party.
Section 6.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
(a) Any Liability subject to indemnification or contribution pursuant to this Article VI will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount that Parent or Spinco, as applicable (an “Indemnifying Party”), is required to pay to any Person entitled to indemnification or contribution under this Article VI (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds in respect of such Liability, then the Indemnified Party will pay to the Indemnifying Party an amount equal to such Insurance Proceeds but not exceeding the amount of the Indemnity Payment paid by the Indemnifying Party in respect of such Liability.
(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto solely by virtue of the indemnification provisions of this Agreement. The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds or other indemnification, contribution or similar payments to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article VI; provided that the Indemnified Party’s ability or inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations under this Agreement.
(c) The amount of any Indemnity Payment by an Indemnified Party under this Agreement (i) shall be reduced to reflect any actual Tax savings or insurance proceeds received by any Indemnified Party that result from the Liability that gave rise to such Indemnity Payment and (ii) shall be increased by an amount equal to any Tax cost incurred by any Indemnified Party that results from receipt of payments under this Article VI.
Section 6.5 Certain Matters Relating to Indemnification of Third-Party Claims.
(a) Notice of a Third-Party Claim. If an Indemnified Party receives written notice that a Person that is not a member of the Parent Group or the Spinco Group has asserted any claim or commenced any Action (collectively, a “Third-Party Claim”) that may implicate an Indemnifying Party’s obligation to indemnify pursuant to Section 6.1 or Section 6.2, or any other section of this Agreement or any other Transaction Document (other than any Transaction Document that expressly contains indemnification provisions, in which case such Transaction Documents shall be subject to the indemnification provisions contained in such document or agreement and not this Agreement), the Indemnified Party shall provide the Indemnifying Party written notice thereof as promptly as practicable (and no later than thirty (30) days) after becoming aware of the Third-Party Claim. Such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnified Party to provide notice in accordance with this Section 6.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually and materially prejudiced by the Indemnified Party’s failure to provide notice in accordance with this Section 6.5(a).
(b) Subrogation. To the extent that an indemnification or contribution payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any right, defense or claim that such Indemnified Party may have relating to such Third-Party Claim. Subject to Section 6.9, such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
Section 6.6 Additional Matters.

(a) Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article VI shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such payment (including where reasonably practicable an itemization of costs and expenses, attorney invoices and supporting documentation from other vendors in the form reviewed by the Indemnified Party, and any applicable orders, judgments or settlement agreements). The indemnity and contribution agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party or (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution under this Agreement.
(b) Any claim for indemnification under this Article VI other than in respect of a Third-Party Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party; provided that, the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party has been actually and materially prejudiced. Such Indemnifying Party shall have thirty (30) days after the receipt of such notice to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, then such Indemnified Party shall be free to pursue such remedies as may be available to such Indemnified Party pursuant to this Agreement and the other Transaction Documents (as applicable) (other than any Transaction Document that expressly contains indemnification provisions, in which case such Transaction Documents shall be subject to the indemnification provisions contained in such document or agreement and not this Agreement), without prejudice to its continuing rights to pursue indemnification or contribution under this Agreement.
(c) The provisions of this Article VI (other than this Section 6.6(c)) shall not apply with respect to Taxes or Tax matters (it being understood and agreed that Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Disaffiliation Agreement).
(d) Each Indemnified Party will (and will cause its Affiliates to) use commercially reasonable efforts to pursue all legal rights and remedies available to mitigate and minimize any Losses subject to indemnification pursuant to this Article VI promptly upon becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such Losses.
(e) If a potential indemnification claim is addressed by the indemnification provisions of another Transaction Document, then the claim shall be made under such document or agreement and not under this Agreement. In no event shall any Party be entitled to double recovery for the same Losses from the indemnification provisions of this Agreement and any other Transaction Document.
Section 6.7 Exclusive Remedy. The indemnification provisions of this Article VI shall be the sole and exclusive remedy of an Indemnified Party for any monetary or compensatory damages or losses for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby (except for any express indemnification, damages or remedy provisions contained in any Transaction Document). In furtherance of the foregoing, each of the Parties hereby waives, for itself and its respective Affiliates, successors and assigns, to the fullest extent permitted under applicable Law, any and all rights, claims or remedies such Person may have against the other Party and its Affiliates, successors and assigns for any monetary or compensatory damages or losses for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, other than the right to seek indemnity pursuant to this Article VI or any express indemnification, damages or remedy provisions contained in any Transaction Document. The foregoing does not affect (a) a Party’s right to seek specific performance under this Agreement as provided in Section 9.8 or to seek resolution of any disputes regarding indemnification hereunder as provided in Article VIII, (b) a Party’s right to exercise all of their rights and seek all damages available to them under Law in the event of claims or causes of action arising from fraud or (c) any other Transaction Document that expressly contains indemnification, damages or remedy provisions, which shall be subject to the indemnification provisions contained therein and not this Article VI and (d) the matters covered by Section 2.7 and Section 2.12.
Section 6.8 Survival of Indemnities. The rights and obligations of each of Parent and Spinco and their respective Indemnified Parties under this Article VI shall survive the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities, or the change of form or change of control of any Party.

Section 6.9 Management of Actions. This Section 6.9 shall govern the direction of pending and future Actions in which members of the Spinco Group or the Parent Group are named as parties, but shall not alter the allocation of Liabilities set forth in Article II unless expressly set forth in this Section 6.9.
(a) Control of Defense. An Indemnifying Party may elect (but shall not be required) to defend (and seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party), any Third-Party Claim; provided that the Indemnifying Party shall not be entitled to defend such Third-Party Claim and shall pay the reasonable and documented out-of-pocket fees and expenses of one separate counsel for each Indemnified Party if the claim for indemnification relates to or arises in connection with any criminal action, indictment or allegation or if such Third-Party Claim seeks an injunction or equitable relief against any Indemnified Party (and not any Indemnifying Party or any of its Affiliates). Within thirty (30) days after the receipt of notice from an Indemnified Party in accordance with Section 6.5(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party of its election whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim, which election shall specify any reservations or exceptions to its defense. After notice from an Indemnifying Party to the Indemnified Party of its election to assume the defense of a Third-Party Claim, such Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party; provided, however, in the event that the Indemnifying Party has elected to assume the defense of the Third-Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in such case, the reasonable and documented out-of-pocket fees and expenses of one separate counsel for all Indemnified Parties shall be borne by the Indemnifying Party; provided, further, that the Indemnifying Party will pay the reasonable and documented out-of-pocket fees and expenses of such separate counsel if, based on the reasonable opinion of legal counsel to the Indemnified Party, a conflict or potential conflict of interest exists between the Indemnifying Party and the Indemnified Party which makes representation of both parties inappropriate under applicable standards of professional conduct.
(b) No Assumption of Defense. If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 6.9(a), then the applicable Indemnified Party may defend such Third-Party Claim at the cost and expense of the Indemnifying Party to the extent indemnification is available under the terms of this Agreement. If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 6.9(a), then, it shall not be a defense to any obligation of the Indemnifying Party to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or, subject to Section 6.10, that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.
(c) Delegation of Rights of Recovery. To the maximum extent permitted by applicable Law, the rights to recovery of each Party’s Subsidiaries in respect of any past, present or future Action are hereby delegated to such Party. It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The Parties and their respective Subsidiaries shall execute such further instruments or documents as may be necessary to effect such delegation.
Section 6.10 Settlement of Actions. No Party managing an Action pursuant to Section 6.9 shall settle or compromise such Action without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), except that if the Party managing the Action is indemnifying the other Party, such managing Party may nevertheless settle such Action without such consent, unless such settlement or compromise would (a) result in any non-monetary remedy or relief being imposed upon any member of the other Party’s Group or any of its Affiliates or (b) contain or involve an admission or statement providing for or acknowledging any liability or criminal wrongdoing on behalf of any member of the other Party’s Group or any of its Affiliates. No settlement or compromise in respect of any Action shall be made or consented to by any Party not managing an Action pursuant to Section 6.9 without the express written consent of the Party managing such Action.
Section 6.11 Limitation on Certain Damages. Notwithstanding anything to the contrary in this Agreement, and except to the extent such Losses are found by a court of competent jurisdiction to be owed to an unaffiliated third party in connection with a Third-Party Claim, no Party or its Affiliates shall be liable under this Agreement or any other Transaction Document (except as expressly provided in any such other Transaction Document) to the other Party for any Losses that are punitive, incidental, consequential, special, indirect, exemplary, remote, speculative or similar damages (including loss of future profits, revenue or income, loss of business reputation or opportunity, diminution in value and any damages based on any type of multiple), whether or not advised of the possibility of such damages and whether or not such damages are reasonably foreseeable; provided, that, nothing in this Section 6.11 shall limit any Party’s or its Affiliates’ remedies with respect to claims for fraud or intentional or willful misrepresentation.
ARTICLE VII
OTHER AGREEMENTS
Section 7.1 Further Assurances. Except as specifically provided for elsewhere in this Agreement, each of the Parties will cooperate with each other and use (and will cause their respective Subsidiaries to use) commercially reasonable efforts, prior to, at and following the Distribution Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things, reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents, including, with respect to any Intellectual Property required to be transferred pursuant to this Agreement or any other Transaction Document, to execute, deliver and record with any relevant Governmental Authorities an Intellectual Property assignment agreement or such other documents or take such other actions as may be reasonably necessary to evidence, effect or record such transfers in any applicable jurisdiction.
Section 7.2 Confidentiality.
(a) From and after the Distribution Time, subject to Section 7.2(c) and except as contemplated by this Agreement, any other Transaction Document or any Surviving Intercompany Contract, Parent shall not, and shall cause its Subsidiaries and their respective officers, directors, employees, agents and representatives, including attorneys, advisors and other representatives (collectively, with respect to any Person, “Representatives”), not to, directly or indirectly, disclose to any Person, other than Representatives of Parent or its Subsidiaries who reasonably need to know such information in providing services to any member of the Parent Group, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any Spinco Confidential Information. If any disclosures are made in connection with providing services to any member of the Parent Group under this Agreement or any other Transaction Document, then the Spinco Confidential Information so disclosed shall be used only as required to perform the services. Parent shall use the same degree of care to prevent the unauthorized use or disclosure of the Spinco Confidential Information by any of its Representatives as it currently uses for its own confidential information, but in no event less than a reasonable standard of care. For purposes of this Section 7.2(a), any Books and Records to the extent relating to the Spinco Business, furnished to or otherwise in the possession of any member of the Parent Group as a result of or in connection with the Reorganization or Distribution or the performance of any Transaction Document, irrespective of the form of communication, and the portion of any notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Parent, any member of the Parent Group or their respective officers, directors and Affiliates, to the extent that they contain or otherwise reflect such Books and Records, is hereinafter referred to as “Spinco Confidential Information.” Spinco Confidential Information does not include, and there shall be no obligation under this Section 7.2 with respect to, Books and Records or other information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Parent Group not otherwise permissible under this Agreement, (ii) becomes available to Parent after the Distribution Time from a source other than Spinco or its Affiliates; provided that such source was not known by Parent to be bound by a contractual, legal or fiduciary obligation of confidentiality to Spinco or any member of the Spinco Group with respect to such Books and Records or other information, or (iii) is developed independently by a member of the Parent Group without use or reference to the Spinco Confidential Information.
(b) From and after the Distribution Time, subject to Section 7.2(c) and except as contemplated by this Agreement, any other Transaction Document or any Surviving Intercompany Contract, Spinco shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly, disclose to any Person, other than Representatives of Spinco or its Affiliates who reasonably need to know such information in providing services to any member of the Spinco Group, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any Parent Confidential Information. If any disclosures are made in connection with providing services to any member of the Spinco Group under this Agreement or any other Transaction Document, then Parent Confidential Information so disclosed shall be used only as required to perform the services. Spinco shall use the same degree of care to prevent the unauthorized use or disclosure of Parent Confidential Information by any of its Representatives as it currently uses for its own confidential information, but in no event less than a reasonable standard of care. For purposes of this Section 7.2(b), any Books and Records to the extent relating to the Parent Business, furnished to or otherwise in the possession of any member of the Spinco Group as a result of or in connection with the Reorganization or Distribution or the performance of any Transaction Document, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Spinco, any member of the Spinco Group or their respective officers, directors and Affiliates, to the extent that they contain or otherwise reflect such Books and Records, is hereinafter referred to as “Parent Confidential Information.” Parent Confidential Information does not include, and there shall be no obligation under this Section 7.2 with respect to, Books and Records that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Spinco Group not otherwise permissible under this Agreement, (ii) becomes available to Spinco after the Distribution Time from a source other than Parent or its Affiliates; provided that such source was not known by Spinco to be bound by a contractual, legal or fiduciary obligation of confidentiality to Parent or any member of the Parent Group with respect to such Books and Records, or (iii) is developed independently by a member of the Spinco Group without use or reference to Parent Confidential Information.
(c) If a member of the Parent Group, on the one hand, or a member of the Spinco Group, on the other hand, is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or applicable Law to disclose or provide any Spinco Confidential Information or Parent Confidential Information (other than with respect to any such Books and Records furnished pursuant to the provisions of Article IV), as applicable, then the Person receiving such request or demand shall use commercially reasonable efforts to provide the other Party with written notice of such request or demand as promptly as practicable so that such other Party shall have an opportunity to seek an appropriate protective order. The Party receiving such request or demand shall take, and cause its Representatives to take, at the requesting Party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the Party that received such request or demand may thereafter disclose or provide any Spinco Confidential Information or Parent Confidential Information, as the case may be, to the extent required by such Governmental Authority or applicable Law (as so advised by counsel).
(d) Notwithstanding anything in this Section 7.2, to the extent that the treatment, maintenance, use, non-use, disclosure or non-disclosure of any Spinco Confidential Information or Parent Confidential Information is expressly addressed in any Transaction Document or any Surviving Intercompany Contract, the applicable terms of such document or agreement will control in such situations. Each Party further acknowledges and agrees that, notwithstanding anything in this Section 7.2 to the contrary, (i) Representatives of Parent and its Subsidiaries may retain certain residual knowledge of the Spinco Confidential Information, and (ii) Representatives of Spinco and its Subsidiaries may retain certain residual knowledge of Parent Confidential Information, in each case that are or may be indistinguishable from generalized industry knowledge and, accordingly, each Party acknowledges and agrees that nothing herein shall prohibit any Party (or its Affiliates) from using or otherwise exploiting for its own benefit or for the benefit of any third Person such residual knowledge; provided that (1) such residual knowledge has been retained solely in the unaided memory of such Representative, as applicable (in each case, without intentional memorization) in intangible form and without use, copying or reference to any documented or tangible copies of Spinco Confidential Information or Parent Confidential Information, as applicable, (2) the foregoing will not be deemed to constitute a license under any Copyright or Patent, (3) the foregoing will not be deemed in any event to provide any rights under Intellectual Property of any third parties, and (4) other than as expressly set forth in any Transaction Document, any use of such residual knowledge is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at the sole risk of such Representatives, Parent, Spinco and each Parties’ Affiliates, as applicable.
Section 7.3 Insurance Matters.
(a) It is the intent of the Parties that claims for insurance coverage with respect to the Spinco Liabilities under insurance policies of Parent and its Subsidiaries written on a “claims made” basis (the “Claims Made Policies”), which claims are reported to a third party insurer under such policies prior to the Distribution, shall be transferred to Spinco at or prior to the Distribution (i) to the extent of coverage under the applicable Claims Made Policies, (ii) pursuant to and to the extent permitted by the terms and conditions of the applicable Claims Made Policies, and (iii) except as otherwise provided by this Section 7.3. It is further the intent of the Parties that claims for insurance coverage with respect to the Spinco Liabilities under insurance policies of Parent and its Subsidiaries written on an “occurrence” basis (the “Occurrence Policies”, and together with the Claims Made Policies, the “Liability Policies”), which claims are reported to a third party insurer under such policies prior to or after the Distribution, shall be transferred to Spinco at or after the Distribution, as applicable, (x) to the extent of coverage under the applicable Occurrence Policies, (y) pursuant to and to the extent permitted by the terms and conditions of the applicable Occurrence Policies, and (z) except as otherwise provided by this Section 7.3. Notwithstanding the foregoing, Spinco acknowledges that from and after the Distribution, the Parent Group shall cooperate with the Spinco Group (at the sole cost and expense of the Spinco Group) to pursue and settle such claims for insurance related to such transferred claims under Claims Made Policies or Occurrence Policies (the “Transferred Coverage”) and Parent shall remit to Spinco or a Spinco Designee any payments received from insurers with respect to the Transferred Coverage. Notwithstanding the foregoing, following the Distribution Time (A) Parent and its Subsidiaries may, at any time, without Liability or obligation to the Spinco Group, amend, commute, terminate, extinguish liability under or otherwise modify any of its insurance policies (including any Liability Policies); provided that such amendment or termination is not done for the intended purpose of negating Spinco’s benefit under this Section 7.3, (B) any such insurance claim, and Spinco’s or its applicable Subsidiaries’ potential recovery with respect thereto, will be subject to, and Parent’s assistance in respect thereof shall be limited by, all of the terms and conditions of the applicable Liability Policy (including any coverage limits with respect thereto), (C) the Spinco Group shall pay any deductible, self-insurance retention, quota share, co-insurance, or any other cost with respect to the applicable Liability Policy when due or reasonably requested by Parent, (D) with respect to any fronting policy, policy issued by a captive insurance carrier or any arrangement under which Parent or any of its Subsidiaries is obligated to reimburse or indemnify the insurer, Parent shall remain responsible for, and shall reimburse and/or indemnify the Spinco Group for, any amounts payable in respect of claims relating to the Spinco Liabilities or otherwise relating to the Spinco Business, and (E) Parent shall engage counsel selected by Spinco and shall be entitled to be reimbursed by Spinco for all reasonable and documented out-of-pocket costs, expenses and fees (including attorneys’ fees) incurred by Parent in the defense of such matter to the extent not covered by the Liability Policy; provided that the Parent Group shall not settle, adjust or compromise any such claim without the prior written consent of Spinco (such consent not to be unreasonably withheld, conditioned or delayed), (F) the Spinco Group shall not settle, adjust or compromise any such claim without the prior written consent of Parent (such consent not to be unreasonably conditioned, withheld or delayed), and (G) “Transferred Coverage” shall not include any claims for insurance coverage under Liability Policies where the insurance policy or governing law would require insurer consent for such transfer and, absent such consent, the transfer would constitute a breach of the insurance policy. If any claim under or with respect to the Transferred Coverage that is made by the Spinco Group that is actually covered by an insurance policy relates to the same occurrence for which the Parent Group is being actually covered by an insurance company under any of the Liability Policies, and the limits under the applicable Liability Policy are not sufficient to fund the claim in its entirety, the Parent Group and the Spinco Group shall allocate among themselves the remaining limits of the applicable Liability Policy to be paid for defense or indemnity in conjunction with such claim, which allocation between the Parent Group and the Spinco Group shall be in proportion to the amounts of such covered claims.
(b) This Agreement shall not be considered an attempted assignment of any policy of insurance or as a Contract of insurance and shall not be construed to waive any right or remedy of Parent or any of its Affiliates in respect of any insurance policy or any other Contract or policy of insurance. All Transferred Coverage shall be subject to the limitations set forth in Section 2.4 and this Section 7.3. Spinco acknowledges and agrees that neither Parent nor any of its Affiliates, nor any of their respective Representatives has made, or is making, any express or implied representation or warranty whatsoever with respect to the assignment or transfer of any Transferred Coverage.
Section 7.4 Separation Expenses. Except as otherwise expressly set forth herein, or in any other Transaction Document, all fees and expenses incurred by the Parties, including in connection with the Reorganization, the Contribution, the Distribution and the other transactions contemplated by this Agreement, shall be borne by the Party that has directly incurred such fees and expenses or required such fees and expenses to be incurred.
Section 7.5 Transaction Documents: Conflicting Agreements. Effective on or prior to the Distribution Time, each of Parent and Spinco will, or will cause the applicable members of its Group, to execute and deliver each of the Transaction Documents to which it is a party. If and to the extent there is a conflict or inconsistency between (a) any provision of this Agreement and a provision in another Transaction Document (other than a Transfer Document), then the provision of such Transaction Document shall control in relation to a matter principally addressed by such Transaction Document and this Agreement shall control with respect to all other matters, (b) any provision of this Agreement and a provision of a Schedule, then the provision of such Schedule shall control in relation to a matter addressed by such Schedule and this Agreement shall control with respect to all other matters, and (c) any provision of this Agreement and a provision in a Transfer Document, then the provision of this Agreement shall control with respect to all matters.

ARTICLE VIII
DISPUTE RESOLUTION PROCEDURES
Section 8.1 Disputes. Except as otherwise specifically provided in any other Transaction Document and subject to Section 9.8, the procedures for discussion, negotiation, escalation and mediation set forth in this Article VIII shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) arising out of, relating to or in connection with this Agreement or any other Transaction Document, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the Distribution Time), or the commercial or economic relationship of the Parties relating hereto or thereto, between or among any member of the Parent Group, on the one hand, and any member of the Spinco Group, on the other hand (any such dispute, controversies, or claims, a ”Dispute”). The Parties agree that, prior to initiating mediation or any Action, they shall first seek to resolve any Dispute amicably through discussions between the Parties in accordance with Section 8.2. Any indemnification, limitations on remedies, and limitations on liabilities expressly set forth in any other Transaction Document shall be governed by such express provisions therein and not by this Article VIII.
Section 8.2 Escalation; Mediation.
(a) It is the intent of the Parties to use their respective commercially reasonable efforts to resolve expeditiously any Dispute that may arise from time to time on a mutually acceptable negotiated basis. Following written notice of a Dispute from one Party to the other, the Parties shall first attempt in good faith to resolve such Dispute amicably through discussions between appropriate representatives of the Parties for a period of thirty (30) days following receipt of such notice.
(b) If the Parties are unable to resolve the Dispute within such thirty (30)-day period, the Dispute shall be escalated to any of the Parties’ respective officers listed in Schedule 8.2(b), who shall attempt in good faith to resolve the Dispute by amicable arrangement or compromise for an additional period of thirty (30) days following written notice of such escalation.
(c) If the Parties fail to resolve the Dispute within such additional thirty (30)-day period, either Parent, on the one hand, or Spinco, on the other hand, may, in its sole discretion, refer the Dispute to non-binding mediation by providing written notice to the other Party. If either Party refers the Dispute to mediation pursuant to this Section 8.2(c), then the Parties shall retain a mediator to aid the Parties in their discussions and negotiations by informally providing advice to the Parties. Unless mutually agreed by the Parties in writing, any opinion expressed or delivered by the mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed or delivered by the mediator be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the Parties or by other agreement of the Parties. If a mediator cannot be agreed upon by the Parties within ten (10) days of a Party providing written notice of mediation pursuant to the first sentence of this Section 8.2(c), then each of Parent and Spinco shall nominate a mediator, and those two (2) mediators will select a third (3rd) mediator who shall act as the mediator for such Dispute. Costs of the mediation shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses.
(d) Notwithstanding the foregoing, any of the time periods set forth in this Section 8.2 may be shortened to the extent necessary to avoid the expiration of any applicable statute of limitations.
Section 8.3 Court Actions. If any Party, after complying with the provisions set forth in Section 8.2, desires to commence an Action, then such Party, subject to Section 9.2 and Section 9.9, may submit the Dispute (or such series of related Disputes) to any court of competent jurisdiction as set forth in Section 9.2.
Section 8.4 Conduct during Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause their respective members of their Groups to, continue to honor all covenants and agreements under this Agreement and each other Transaction Document in accordance with the terms thereof during the course of dispute resolution pursuant to the provisions of this Article VIII, unless such covenants or agreements are the specific subject of the Dispute at issue.

ARTICLE IX
MISCELLANEOUS
Section 9.1 Survival of Covenants. Except as expressly set forth in this Agreement, the covenants and other agreements contained in this Agreement, and liability for the breach of any covenants and other agreements contained herein, shall survive each of the Reorganization and the Distribution and shall remain in full force and effect.
Section 9.2 Governing Law; Submission to Jurisdiction. This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any schedule or exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Except as set forth in Article VIII, each of Parent and Spinco, on behalf of itself and the members of the Parent Group or the Spinco Group, as applicable, agrees that any Action related to this Agreement shall be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely in the case that the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”). By executing and delivering this Agreement, each of the Parties irrevocably: (i) except as set forth in Article VIII, accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action relating to this Agreement, including any Action brought for any remedy contemplated by Section 9.8; (ii) waives any objections which such party may now or hereafter have to the laying of venue of any such Action contemplated by this Section 9.2 and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (iii) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action contemplated by this Section 9.2 in any court other than the Chosen Courts; (v) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 9.3 or in any other manner permitted by Law; and (vi) agrees that service as provided in the preceding clause (v) is sufficient to confer personal jurisdiction over such Party in the Action, and otherwise constitutes effective and binding service in every respect. Each of the Parties agrees that a final judgment in any Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each Party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.
Section 9.3 Notices. All notices and other communications among the Parties under this Agreement shall be in writing and shall be deemed to have been duly given (w) when delivered in person, (x) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (y) when delivered by FedEx or other internationally recognized overnight delivery service or (z) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:
(a) if to Parent or, on or prior to the Distribution Date, to Spinco, then to:
Hexagon AB
P.O. Box 3692
SE-103 59 Stockholm, Sweden
Street address: Lilla Bantorget 15
SE-111 23 Stockholm, Sweden
Attention:    Thomas De Muynck
Chief Legal Officer
Email:    [***]
with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP

125 Broad Street
New York, NY 10004-2498
United States
Sullivan & Cromwell LLP
1 New Fetter Lane
London, EC4A 1AN
United Kingdom
Attention:    Evan S. Simpson
Alan J. Fishman
Email:    [***]
[***]
(b) if, following the Distribution Date, to Spinco, then to:
Octave Intelligence plc
305 Intergraph Way
Madison, Alabama 35758
Attention:    Anthony P. Zana
Chief Legal Officer
Email:    [***]
with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004-2498
United States
Sullivan & Cromwell LLP
1 New Fetter Lane
London, EC4A 1AN
United Kingdom
Attention:    Evan S. Simpson
Alan J. Fishman
Email:    [***]
[***]
or to such other address or addresses as the Parties may from time to time designate in writing by like notice.
Section 9.4 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.
Section 9.5 Entire Agreement. This Agreement (including the Exhibits and Schedules) and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter.
Section 9.6 Amendments and Waivers.
(a) Any Party may, at any time prior to the Distribution Time, waive any of the terms or conditions of this Agreement or (without limiting Section 9.6(b)) agree to an amendment or modification to this Agreement by a duly executed agreement in writing. No waiver by any of the Parties of any breach hereunder shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.
(b) This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by Spinco and Parent which makes reference to this Agreement.
Section 9.7 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of Spinco and Parent, except that a Party may assign any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of such Party or in connection with a merger transaction in which such Party is not the surviving entity; provided, however, in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. The provisions of this Agreement and the obligations and rights under this Agreement shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. Except as provided in Article VI with respect to Indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and members of their respective Groups and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.8 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of their rights under this Agreement. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties. Nothing in this section is intended to limit or waive the aggrieved Party’s ability to pursue any other remedy to which it is entitled.
Section 9.9 Waiver of Jury Trial. THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 9.9. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 9.9 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
Section 9.10 Severability. If any provision of this Agreement or any Transaction Document, or the application of any such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, then such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 9.11 Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

Section 9.12 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any other Transaction Document, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) notify the other Parties of the nature and extent of any such Force Majeure and (b) use due diligence to remove any such causes and resume performance under this Agreement or the applicable other Transaction Document as soon as feasible.
Section 9.13 Termination. Notwithstanding any provision of this Agreement to the contrary, the Parent Board may, in its sole discretion and without approval of Spinco or any other Person, at any time prior to the Distribution Time terminate this Agreement and/or abandon the Distribution, whether or not any Person has theretofore approved this Agreement and/or the Distribution. In the event this Agreement is terminated pursuant to the preceding sentence, this Agreement shall, to the fullest extent permitted by applicable Law, forthwith become void and neither Parent nor Spinco, nor any other member of their respective Group, nor any of their respective directors, officers, employees or agents shall have any liability of further obligation to any other Person by reason of this Agreement.
After the Distribution Time, this Agreement may not be terminated except by an agreement in writing signed by each of Spinco and Parent. In the event of such termination, this Agreement shall become void and no Party, or any of its officers and directors, shall have any liability to any Person by reason of this Agreement.
Section 9.14 Interpretation.
(a) Unless the context of this Agreement otherwise requires:
(i) (A) words of any gender include each other gender and neuter form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Article,” “Section,” “Annex,” “Exhibit,” and “Schedule,” refer to the specified Article, Section, Annex, Exhibit or Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (F) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and (G) the word “or” shall be disjunctive but not exclusive;
(ii) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented;
(iii) references to any federal, state, local, or foreign statute or Law shall include all regulations promulgated thereunder; and
(iv) references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.
(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(c) Nothing herein (including the Schedules) shall be deemed an admission by any Party or any of its Affiliates, in any Action, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or any Law.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(e) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.
(f) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(g) The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(h) All monetary figures shall be in United States dollars unless otherwise specified.
Section 9.15 Performance. Parent will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the Parent Group. Spinco will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the Spinco Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 9.15 to all of the other members of the Parent Group or the Spinco Group, as applicable, and (b) cause all of the other members of Parent Group or the Spinco Group, as applicable, not to take any action inconsistent with such Party’s obligations under this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

HEXAGON AB

By	/s/ Anders Svensson
	Name:	Anders Svensson
	Title:	President and CEO

OCTAVE INTELLIGENCE PLC

By	/s/ Mattias Stenberg
	Name:	Mattias Stenberg
	Title:	Chief Executive Officer
[Signature Page to Distribution Agreement]